Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SONOMAWEST HOLDINGS, INC.

by

STAPLETON ACQUISITION COMPANY

at

$10.05 per Share

THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 29, 2011, UNLESS THE OFFER IS EXTENDED.  SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

Stapleton Acquisition Company, a Delaware corporation (“SAC”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “shares”), of SonomaWest Holdings, Inc., a Delaware corporation (“SonomaWest”), not owned by SAC, Craig R. Stapleton, Dorothy W. Stapleton, Walker R. Stapleton and Wendy S. Reyes, Trustee of Separate Property Trust (collectively, the “Stapleton Group”), at a price of $10.05 per share, net to the seller in cash, without interest, less any applicable withholding taxes (the “offer price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the letter of transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements, collectively constitute the “offer” described in this Offer to Purchase. Following the purchase by SAC of shares of SonomaWest in the offer, SAC intends to merge with SonomaWest (the “merger”), with SonomaWest surviving the merger. As a result of the merger, each outstanding SonomaWest share (other than shares held by SAC and dissenting shares) will be converted into the right to receive the offer price.

The board of directors of SonomaWest has not made a public statement as to whether they recommend that SonomaWest stockholders tender their shares into the offer. SonomaWest is required to make a recommendation or state that it is neutral or is unable to take a position with respect to the offer, and to publish such recommendation or send it to holders of SonomaWest common stock within ten business days from the date of this Offer to Purchase. The board of directors of SonomaWest has appointed a special committee to respond to the offer. We encourage SonomaWest stockholders to carefully read such statement when it becomes available.

The offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the offer and not withdrawn prior to 5:00 p.m., New York City time, on April 29, 2011 (the “expiration date,” unless SAC shall have extended the period during which the offer is open, in which event “expiration date” shall mean the latest time and date at which the offer, as so extended by SAC, shall expire) at least a majority of the outstanding shares of SonomaWest common stock not held by the Stapleton Group, without regard to SonomaWest shares held by directors or officers of SAC or SonomaWest. The foregoing condition is referred to as the “minimum condition.” The minimum condition may not be waived by SAC. The offer is also subject to certain other conditions, including the absence of a material adverse change in SonomaWest’s business. The offer is not subject to any financing condition. See The Tender Offer—Conditions to the Offer, beginning on page 40.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

IMPORTANT

If you desire to tender all or any portion of your SonomaWest shares to SAC in the offer you should either (i) complete and sign the letter of transmittal (or a photocopy of it) for the offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the letter of transmittal (having your signature on the letter of transmittal guaranteed if required by Instruction 1 to the letter of transmittal), mail or deliver the letter of transmittal (or a photocopy of it) and any other required documents to Continental Stock Transfer & Trust Company, the depositary for the offer (the “depositary”), at its address set forth on the back cover of this Offer to Purchase and either deliver the certificates representing such SonomaWest shares to the depositary along with the letter of transmittal (or a photocopy of it) or tender such SonomaWest shares by book-entry transfer by following the procedures described in The Tender Offer—Procedures for Accepting the Offer and Tendering SonomaWest Shares, in each case prior to the expiration date of the offer or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If your SonomaWest shares are registered in the name of a broker, dealer, bank, trust company or other nominee, then you must contact that institution in order to tender such SonomaWest shares to SAC in the offer.

If you desire to tender SonomaWest shares to SAC in the offer and your certificates representing such SonomaWest shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering SonomaWest shares by book-entry transfer, or you cannot deliver all required documents to the depositary prior to the expiration date, you may tender such SonomaWest shares to SAC in the offer by following the procedures for guaranteed delivery described in The Tender Offer—Procedures for Accepting the Offer and Tendering SonomaWest Shares.

Questions regarding the offer, and requests for assistance in connection with the offer, may be directed to the information agent for the offer at the address, telephone numbers and email address listed below. Additional copies of this Offer to Purchase, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the information agent.

The Information Agent for the Offer is:
Morrow & Co., LLC
470 West Avenue – 3rd Floor
Stamford, CT 06902

Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders Call Toll Free: (888) 813-7566
Email: swhi.info@morrowco.com

This Offer to Purchase and the related letter of transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		8
I. SPECIAL FACTORS		11
1.	Background of the Offer	11
2.	Purpose of and Reasons for the Offer; Consideration of Alternatives	14
3.	The Position of the Stapleton Group Regarding the Fairness of the Offer and the Merger	16
4.	Reports, Opinions and Appraisals	18
5.	Transactions and Arrangements Concerning the Shares	18
6.	Certain Effects of the Offer and the Merger	21
7.	Plans for SonomaWest After the Offer and the Merger	23
8.	Effects on SonomaWest if the Offer Is Not Consummated	24
9.	Interests of Certain Persons in the Offer and the Merger	24
10.	Possible Actions by the Stapleton Group with Regard to SonomaWest if the Offer Is Not Completed	25
II. THE TENDER OFFER		26
1.	Terms of the Offer	26
2.	Acceptance for Payment and Payment for SonomaWest Shares	27
3.	Procedures for Accepting the Offer and Tendering SonomaWest Shares	28
4.	Withdrawal Rights	29
5.	Material United States Federal Income Tax Consequences of the Offer and the Merger	30
6.	Price Range of SonomaWest Shares; Dividends on SonomaWest Shares	34
7.	Possible Effects of the Offer on the Market for SonomaWest Shares; Registration Under the Exchange Act; Margin Regulations	35
8.	Merger and Appraisal Rights; “Going-Private” Rules	36
9.	Certain Information Concerning SonomaWest	38
10.	Certain Information Concerning the Stapleton Group	39
11.	Source and Amount of Funds	40
12.	Conditions to the Offer	40
13.	Effect of SonomaWest Dividends and Distributions	43
14.	Certain Legal Matters; Regulatory Approvals	43
15.	Fees and Expenses	44
16.	Miscellaneous	45

SCHEDULE A	SECTION 262 APPRAISAL RIGHTS	A-1

i

SUMMARY TERM SHEET

We are Stapleton Acquisition Company, which we refer to as SAC, and we are offering to purchase all of the outstanding shares of common stock of SonomaWest Holdings, Inc., which we refer to as SonomaWest, not owned by SAC, Craig R. Stapleton, Dorothy W. Stapleton, Walker R. Stapleton and Wendy S. Reyes, Trustee of Separate Property Trust, which we refer to collectively as the Stapleton Group. The following are some of the questions you, as a stockholder of SonomaWest, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the letter of transmittal for our offer because the information in this Summary Term Sheet is not complete. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appears.

Who is offering to buy my SonomaWest shares?

SAC, a Delaware corporation formed for the purpose of facilitating the acquisition of SonomaWest by the individual members of the Stapleton Group, is offering to buy all outstanding shares of SonomaWest common stock not owned by the Stapleton Group. Craig R. Stapleton is currently the sole stockholder, sole director and sole executive officer of SAC. Each of the individual members of the Stapleton Group, namely Craig R. Stapleton, Dorothy W. Stapleton, Walker R. Stapleton and Wendy S. Reyes, Trustee of Separate Property Trust, have agreed to contribute to SAC all of his or her shares of SonomaWest common stock in exchange for shares of SAC upon the consummation of the offer, pursuant to the terms and conditions set forth in the respective contribution and subscription agreements entered into by each of the foregoing individuals with SAC. A form of the contribution and subscription agreement is included as Exhibit (d)(1) to the Schedule TO filed by the Stapleton Group with the Securities and Exchange Commission (the “SEC”) on April 1, 2011 (as may be amended from time to time, the “Schedule TO”). The Stapleton Group collectively owns 602,353 shares of SonomaWest common stock, representing approximately 48.1% of the outstanding SonomaWest shares. See Introduction beginning on page 8 and The Tender Offer—Certain Information Concerning the Stapleton Group beginning on page 39 for more information.

Why are we making the offer?

As of the date of this Offer to Purchase, the Stapleton Group collectively owns 602,353 shares of SonomaWest common stock, representing approximately 48.1% of the outstanding SonomaWest shares. We are making the offer for the purpose of acquiring all of the remaining outstanding shares of SonomaWest common stock.

What will I receive in exchange for the shares of SonomaWest common stock that I tender into the offer?

If we successfully complete the offer, you will receive $10.05 per share, net to you, in cash, without interest and less any applicable withholding taxes, for each share of SonomaWest common stock that you validly tender into the offer. If you are the record owner of your SonomaWest shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you hold your SonomaWest shares in “street name” through a broker or other nominee, and your broker or nominee tenders your SonomaWest shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your SonomaWest shares in our offer. See Introduction beginning on page 8 and The Tender Offer—Terms of the Offer beginning on page 26 for more information.

How many shares of SonomaWest common stock are you offering to purchase?

We are offering to purchase all outstanding shares of SonomaWest common stock that are not currently owned by the Stapleton Group.

Do you have the financial resources to pay for all of the SonomaWest shares that you are offering to purchase?

Yes. We estimate that the total amount of funds necessary to purchase all outstanding SonomaWest shares that the Stapleton Group does not already own in the offer or the merger and to complete the related transactions, including the payment of fees and expenses in connection with the offer and the merger, will be approximately $6.8 million (not including approximately $57,600 to be paid in respect of the cancellation of vested options to purchase SonomaWest common stock). Craig R. Stapleton, the President of SAC and currently its sole stockholder and sole director, intends to loan SAC the necessary funds to complete the offer and the merger from his personal line of credit with Wachovia Bank, a division of Wells Fargo Bank, N.A. (“Wachovia”). See The Tender Offer—Source and Amount of Funds beginning on page 40 for more information.

How long do I have to tender my SonomaWest shares in your offer?

Unless we extend our offer as described below, you will have until 5:00 p.m., New York City time, on the April 29, 2011 expiration date to tender your SonomaWest shares into our offer. If you cannot deliver everything that is required to tender your SonomaWest shares by that time, you may be able to use a guaranteed delivery procedure to tender your SonomaWest shares, as described in The Tender Offer—Procedures for Accepting the Offer and Tendering SonomaWest Shares beginning on page 28.

Can the offer be extended, and under what circumstances?

We may extend the offer at our discretion, including if any condition to the offer has not been satisfied or, if such condition is waivable, waived by us prior to the scheduled expiration of the offer. At this time, we have no intention of extending the offer, but we reserve the right to do so. We may also elect to provide a “subsequent offering period,” which subsequent offering period could be in addition to any extension of the offer. A subsequent offering period is an additional period of time after we have acquired shares of SonomaWest common stock in the offer, during which stockholders may tender, but not withdraw, their shares of SonomaWest common stock and receive the offer price. See The Tender Offer—Terms of the Offer beginning on page 26 for more information.

How will I be notified if you extend your offer?

If we extend our offer, we will inform the depositary, Continental Stock Transfer & Trust Company, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. If we determine to provide a subsequent offering period, we will immediately begin the subsequent offering period following such announcement. See The Tender Offer—Terms of the Offer beginning on page 26 for more information.

How do I participate in the offer?

To tender your shares, you should do the following:

•
If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to Continental Stock Transfer & Trust Company, the depositary for the offer, at the address specified on the back cover page of this Offer to Purchase before the expiration date of the offer.

•	If you hold your shares in “street name” through a broker or other nominee, instruct your nominee to tender your shares before the expiration date.

If you are unable to tender your shares before the expiration date of the offer, you may be able to use the guaranteed delivery procedures set forth in The Tender Offer—Procedures for Accepting the Offer and Tendering SonomaWest Shares beginning on page 28. For more information on the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to The Tender Offer beginning on page 26.

Can I withdraw SonomaWest shares that I previously tendered in your offer? Until what time may I withdraw previously tendered SonomaWest shares?

Yes. You can withdraw some or all of the SonomaWest shares that you previously tendered in our offer at any time prior to the expiration date of our offer. Further, if we have not accepted your SonomaWest shares for payment by May 30, 2011, you can withdraw them at any time after such date. Once we accept your tendered SonomaWest shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. If there is a subsequent offering period, you will not be able to withdraw any shares tendered during the subsequent offering period. See The Tender Offer—Terms of the Offer beginning on page 26 and The Tender Offer—Withdrawal Rights beginning on page 29 for more information.

How do I withdraw my previously tendered SonomaWest shares?

To withdraw any SonomaWest shares that you previously tendered in our offer, you (or, if your SonomaWest shares are held in “street name,” the broker or other nominee that holds your SonomaWest shares) must deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the depositary while you still have the right to withdraw your SonomaWest shares. See The Tender Offer—Terms of the Offer beginning on page 26 and The Tender Offer—Withdrawal Rights beginning on page 29 for more information.

If I decide not to tender, how will this affect the offer and my shares of SonomaWest common stock?

We will not acquire any shares of SonomaWest common stock in the offer unless a majority of the shares owned by stockholders other than the Stapleton Group, without regard to shares held by directors or officers of SAC or SonomaWest, are tendered and not withdrawn. As of March 30, 2011, according to information provided by SonomaWest, there were 1,251,367 shares of SonomaWest common stock outstanding. As of the date of this Offer to Purchase, the Stapleton Group collectively owns 602,353 shares of SonomaWest common stock and the directors and officers of SAC and SonomaWest collectively do not own any additional shares of SonomaWest common stock. Based on this information, the Stapleton Group believes that the minimum condition will be satisfied if 324,508 shares of SonomaWest common stock are validly tendered in the offer (other than by any person described in the first sentence of this paragraph). The actual number of shares of SonomaWest common stock necessary to satisfy the minimum condition may be different from the number indicated above as a result of the exercise of options to acquire shares of SonomaWest common stock, purchases or sales of SonomaWest common stock by SAC’s or SonomaWest’s officers or directors, the repurchase of securities by SonomaWest prior to the expiration of the offer, or otherwise. If you do not tender your shares of SonomaWest common stock the likelihood that we will receive tenders of a sufficient number of SonomaWest shares to be able to complete the offer will be reduced.

As discussed in Special Factors—Transactions and Arrangements Concerning the Shares, beginning on page 18, we have entered into an acquisition support agreement (the “Support Agreement”) with Leeward Capital, L.P. (“Leeward Capital”) and Leeward Investments, LLC, which is the general partner of Leeward Capital (“Leeward Investments” and together with Leeward Capital, “Leeward”), pursuant to which Leeward has agreed to tender the shares of SonomaWest common stock which it beneficially owns into a tender offer on the terms of our current offer subject to the terms and conditions of the Support Agreement. The Support Agreement is included as Exhibit (d)(2) to the Schedule TO. As of February 18, 2011, according to information provided by Leeward, Leeward beneficially owned 93,571 shares of SonomaWest common stock. The Support Agreement increases the likelihood that the minimum condition will be satisfied.

If you do not tender your shares of SonomaWest common stock into the offer and we nonetheless successfully complete the offer, we will effect a merger between SonomaWest and SAC. If following the completion of the offer SAC owns 90% or more of the outstanding shares of SonomaWest common stock, no vote of SonomaWest’s stockholders will be required to effect the merger and the merger will occur promptly following the expiration of the offer. If following the completion of the offer SAC owns less than 90% of the outstanding shares of SonomaWest common stock but the minimum condition has been satisfied, the merger will be submitted to SonomaWest’s stockholders for approval, either at a stockholder’s meeting or through a written consent procedure. Assuming the minimum condition has been satisfied, SAC will own a sufficient number of SonomaWest shares to approve the merger at such stockholder’s meeting or through such written consent procedure. Each share of SonomaWest common stock that we do not own or acquire in the offer would be converted in the merger into the right to receive the offer price in cash, unless you properly perfect your appraisal rights under Delaware law. See The Tender Offer—Merger and Appraisal Rights; “Going-Private” Rules beginning on page 36.

If we do not successfully complete the offer, your shares of SonomaWest common stock will remain outstanding. However, we may take additional actions in the future to seek to acquire the shares of SonomaWest common stock that we do not currently own. See Special Factors—Possible Actions by the Stapleton Group with Regard to SonomaWest if the Offer is Not Completed beginning on page 25.

Is this the first step in a “going-private” transaction?

Yes, assuming that, following successful completion of the offer, the conditions to the merger are satisfied and the merger is completed. In the merger, all of the remaining shares of SonomaWest, other than shares held by SAC and dissenting shares, will be converted into the right to receive cash. As a result, following the merger, SonomaWest will cease to be a public company, registration of SonomaWest under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated and SonomaWest common stock will cease to be traded on the over-the-counter “Pink Sheets.”

How long will it take to complete the offer and the subsequent merger?

We hope to complete the offer promptly after its expiration at 5:00 p.m., New York City time, on April 29, 2011. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer’s scheduled expiration or if we are required to extend the offer pursuant to the tender offer rules of the SEC. We may also elect to provide a subsequent offering period for the offer. We intend to complete the merger as soon as practicable after the successful completion of the offer, unless a court or other legal requirement prevents us from doing so. See The Tender Offer—Terms of the Offer beginning on page 26 and The Tender Offer—Conditions to the Offer beginning on page 40 for more information.

Will the SonomaWest board of directors make a recommendation concerning the offer?

As of the date of this Offer to Purchase, the board of directors of SonomaWest has not made a public statement as to whether they recommend that SonomaWest’s stockholders tender their shares into the offer. Under SEC rules, SonomaWest will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of this Offer to Purchase. SonomaWest is also required to send to you a copy of its Schedule 14D-9, which you should review carefully upon receipt. The board of directors of SonomaWest has appointed a special committee to respond to the offer. In evaluating this offer, you should be aware that, as collective owners of approximately 48.1% of the outstanding shares of SonomaWest common stock, the Stapleton Group has significant influence over the election of the entire board of directors of SonomaWest, and Craig R. Stapleton, one of four members of the SonomaWest board and SonomaWest’s President, Chief Executive Offer and Chief Financial Officer, is currently the sole stockholder, sole director and sole executive officer of SAC. For additional information on interests that SonomaWest’s board members and executive officers may have in the offer and subsequent merger, see Special Factors—Interests of Certain Persons in the Offer and the Merger beginning on page 24.

Has the SonomaWest board of directors formed a special committee of disinterested directors to evaluate SAC’s offer?

Yes, SonomaWest has formed a special committee of its disinterested directors, consisting of David J. Bugatto, Robert W.C. Davies and David A. Janke.

Has SAC negotiated the terms of this offer or the merger with SonomaWest?

SAC has engaged in negotiations with the special committee of SonomaWest’s disinterested directors with respect to the offer price, but not the other terms of the offer or the merger. For a summary of the discussions between SAC and the special committee, see Special Factors—Background of the Offer beginning on page 11.

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things, satisfaction of the minimum condition. In particular, there must be validly tendered, and not properly withdrawn prior to the expiration of the offer, at least a majority of the shares owned by SonomaWest’s stockholders other than the Stapleton Group, without regard to shares held by directors or officers of SAC or SonomaWest. This condition cannot be waived by us. The offer is also subject to certain other conditions, including the absence of a material adverse change in SonomaWest’s business. The offer is not subject to any financing condition. See The Tender Offer—Conditions to the Offer beginning on page 40.

Are appraisal rights available in either your offer or the merger?

Appraisal rights are not available in connection with our offer. If you choose not to tender your SonomaWest shares in our offer, however, and we accept SonomaWest shares for payment pursuant to our offer, appraisal rights will be available to you in connection with the merger between SonomaWest and SAC if you comply with the requirements of Delaware law to perfect your appraisal rights. See The Tender Offer—Merger and Appraisal Rights; “Going-Private” Rules beginning on page 36.

What is the market value of my SonomaWest shares?

On February 14, 2011, the last day on which a trade of shares of SonomaWest common stock occurred before SAC’s February 18, 2011 filing with the SEC of a copy of its initial tender offer proposal to the SonomaWest board of directors, the closing price of SonomaWest shares reported on the OTC Bulletin Board was $6.50 per share; therefore, the offer price of $10.05 per share represents a premium of approximately 55% over the closing price of SonomaWest shares on the last day on which a trade of shares of SonomaWest common stock occurred prior to the public availability of the initial tender offer proposal. The offer price of $10.05 per share also represents a premium of approximately 66% over the average closing share price of SonomaWest shares for the 30 trading days immediately preceding February 14, 2011 and a premium of approximately 52% over the average closing share price of SonomaWest shares for the 90 trading days immediately preceding February 14, 2011. On March 28, 2011, the last day on which a trade of shares of SonomaWest common stock occurred prior to the printing of this Offer to Purchase, the closing price of SonomaWest shares reported on the OTC Bulletin Board was $8.30 per share. We advise you to obtain a recent quotation for SonomaWest shares when deciding whether to tender your SonomaWest shares in our offer. See The Tender Offer—Price Range of SonomaWest Shares; Dividends on SonomaWest Shares beginning on page 34 for more information.

What are the United States federal income tax consequences of having my SonomaWest shares accepted for payment in the offer or receiving cash in the merger?

In general, if you are a United States holder (as defined in The Tender Offer—Material United States Federal Income Tax Consequences of the Offer and the Merger), your exchange of SonomaWest shares for cash pursuant to the offer or pursuant to the merger will be a taxable transaction for United States federal income tax purposes. You should consult your tax advisor about the tax consequences to you of tendering your SonomaWest shares pursuant to the offer or having your SonomaWest shares converted into the right to receive cash in the merger in light of your particular circumstances, including the consequences under applicable United States federal estate, gift and other non-income tax laws, and under any applicable state, local or foreign income or other tax laws. See The Tender Offer—Material United States Federal Income Tax Consequences of the Offer and the Merger beginning on page 30 for more information.

Is your financial condition relevant to my decision whether or not to accept the offer?

Because the offer price will be paid in cash, there is no financing condition to our offer and we have the financial resources to make payment, we do not believe that our financial condition is relevant to your decision whether or not to accept the offer.

What are the principal advantages and disadvantages of the offer, the merger and the going private transaction?

For unaffiliated stockholders of SonomaWest, the principal advantage of the offer and the merger is that they provide the opportunity for stockholders to obtain immediate liquidity for their shares of SonomaWest common stock on potentially more favorable terms than would otherwise be available due to the trading price of such shares prior to the public availability of SAC’s initial tender offer proposal. In addition, the offer provides such stockholders the opportunity to receive the offer price in cash expeditiously and the merger, which is intended to occur immediately following completion of offer, will provide stockholders who do not tender the opportunity to receive either the offer price in cash expeditiously or appraisal rights.

The principal disadvantages of the transactions for unaffiliated stockholders of SonomaWest are that, assuming completion of the offer and the merger, stockholders who tender their shares of SonomaWest common stock in the offer or have such shares converted into the right to receive cash in the merger will cease to participate in any future earnings or growth of SonomaWest and will not benefit from any increases in the overall value of SonomaWest. SAC intends to complete the merger promptly following completion of the offer. However, should SAC consummate the offer but not be able to complete the merger, the remaining public stockholders of SonomaWest may be negatively impacted by reduced liquidity in the market for shares of SonomaWest common stock due to a decrease in the number of outstanding shares and the number of holders, and the decrease in publicly available information regarding SonomaWest that would result from a decision to cause SonomaWest to cease to be a reporting issuer. Depending on the results of the offer, SAC expects that after the consummation of the offer registration of SonomaWest under the Exchange Act will be terminated, and SonomaWest will no longer be required to file periodic reports with the SEC. This would substantially reduce the information required to be furnished by SonomaWest to holders of SonomaWest common stock and to the SEC, and would make certain provisions of the Exchange Act inapplicable to SonomaWest. These provisions include, but are not limited to, the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings and the reporting and substantive requirements with respect to “going private” transactions imposed by Rule 13e-3 of the Exchange Act. In addition, stockholders of SonomaWest will no longer be required to comply with the reporting requirements of Regulation 13D under the Exchange Act, and officers and directors of SonomaWest will no longer be required to comply with the reporting requirements of Section 16 of the Exchange Act. Furthermore, “affiliates” of SonomaWest and persons holding “restricted securities” of SonomaWest may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended. See Special Factors—Certain Effects of the Offer and the Merger beginning on page 21 for more information.

Have the members of the Stapleton Group sought a report, opinion or appraisal from an outside party relating to the fairness of the consideration offered to unaffiliated stockholders of SonomaWest?

No, the members of the Stapleton Group have not sought such a report and, as of the date of this Offer to Purchase, are not aware of any report, opinion or appraisal received by SonomaWest from an outside party that is materially related to the offer and the merger. However, the special committee formed by the SonomaWest board of directors to respond to the offer on behalf of SonomaWest engaged a financial advisor in connection with its review of the offer. Under SEC rules, SonomaWest will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of the distribution of this Offer to Purchase.

What effect will the offer and the merger have on the accounting treatment of the interest of the members of the Stapleton Group in SonomaWest?

As a result of the offer and the merger, the collective interest of the members of the Stapleton Group in SonomaWest’s net book value and net income or loss will increase to the extent of the number of shares of SonomaWest common stock that SAC acquires. Currently, the collective interest of the members of the Stapleton Group in SonomaWest’s net book value and net income is approximately 48.1%, based on the percentage of SonomaWest’s shares of outstanding common stock collectively owned by the members of the Stapleton Group. See Special Factors—Certain Effects of the Offer and the Merger beginning on page 21 for more information.

Whom can I call with questions about the offer?

You can contact our information agent for the offer, Morrow & Co., LLC, at the following numbers: Banks and Brokerage Firms at (203) 658-9400 and Stockholders Toll Free at (888) 813-7566. You can also contact our information agent via email at swhi.info@morrowco.com.

INTRODUCTION

SAC is offering to purchase all of the outstanding shares of common stock of SonomaWest that the Stapleton Group does not already own at a price of $10.05 per share, net to the seller in cash, without interest, subject to applicable withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal. The Stapleton Group collectively owns 602,353 shares of SonomaWest common stock, representing approximately 48.1% of the outstanding shares of SonomaWest common stock.

Tendering SonomaWest stockholders whose SonomaWest shares are registered in their own names and who tender their SonomaWest shares directly to Continental Stock Transfer & Trust Company, the depositary for the offer, will not be obligated to pay brokerage fees or commissions in connection with the offer or, except as set forth in Instruction 6 to the letter of transmittal for the offer, transfer taxes on the sale of the SonomaWest shares in the offer. A stockholder of SonomaWest who holds SonomaWest shares through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder’s SonomaWest shares to SAC in the offer. SAC will pay all fees and expenses of the depositary and Morrow & Co., LLC, which is acting as the information agent for the offer, incurred in connection with the offer.

The members of the Stapleton Group are not aware of any pending legal proceeding relating to the offer. Except as otherwise disclosed herein, the members of the Stapleton Group are not aware of any licenses or other regulatory permits which appear to be material to the business of SonomaWest and which might be adversely affected by the acquisition of shares of SonomaWest common stock by SAC pursuant to the offer or the merger or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of shares of SonomaWest common stock by SAC pursuant to the offer or the merger. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to SonomaWest’s business or that certain parts of SonomaWest’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause SAC to elect to terminate the offer without the purchase of shares of SonomaWest common stock thereunder. SAC’s obligation under the offer to accept for payment and pay for shares of SonomaWest common stock is subject to certain conditions. See The Tender Offer—Conditions to the Offer.

The offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the offer and not withdrawn prior to the expiration date at least a majority of the outstanding SonomaWest shares not currently owned by the Stapleton Group and certain other persons described below. The minimum condition cannot be waived by us. The offer is also subject to certain other conditions, including the absence of a material adverse change in SonomaWest’s business. The offer is not subject to any financing condition. See The Tender Offer—Conditions to the Offer.

The purpose of the offer is to acquire for cash as many outstanding shares of SonomaWest common stock as possible as a first step in acquiring all of the equity interests in SonomaWest not already owned by the Stapleton Group. The second step in the transaction is the merger described below.

If the minimum condition is satisfied and the offer is successfully completed, SAC will be entitled to, and will, as soon as reasonably practicable, effect a merger between SonomaWest and SAC, pursuant to which SAC would merge with SonomaWest, with SonomaWest surviving the merger. If following the completion of the offer SAC owns 90% or more of the outstanding shares of SonomaWest common stock, no vote of SonomaWest’s stockholders will be required to effect the merger and the merger will occur promptly following the expiration of the offer. If following the completion of the offer SAC owns less than 90% of the outstanding shares of SonomaWest common stock but the minimum condition has been satisfied, the merger will be submitted to SonomaWest’s stockholders for approval, either at a stockholder’s meeting or through a written consent procedure. Assuming the minimum condition has been satisfied, SAC will own a sufficient number of SonomaWest shares to approve the merger at such stockholder’s meeting or through such written consent procedure. The merger will result in each outstanding share of SonomaWest common stock (other than shares owned by the Stapleton Group, or shares, if any, held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) being converted into the right to receive the offer price in cash. See The Tender Offer—Merger and Appraisal Rights; “Going-Private” Rules.

In order to determine whether the minimum condition is satisfied, SAC will only take into account shares of SonomaWest common stock that are not owned by the Stapleton Group or by any of SAC’s or SonomaWest’s officers or directors. According to information provided by SonomaWest, as of March 30, 2011, there were 1,251,367 shares of SonomaWest common stock outstanding. As of the date of this Offer to Purchase, the Stapleton Group collectively owns 602,353 shares of SonomaWest common stock and the directors and officers of SAC and SonomaWest collectively do not own any additional shares of SonomaWest common stock. Based on this information, the Stapleton Group believes that the minimum condition will be satisfied if 324,508 shares of SonomaWest common stock are validly tendered in the offer (other than by any person described in the first sentence of this paragraph). The actual number of shares of SonomaWest common stock necessary to satisfy the minimum condition may be different from the number indicated above as a result of the exercise of options to acquire shares of SonomaWest common stock, purchases or sales of SonomaWest common stock by SAC’s or SonomaWest’s officers or directors, the repurchase of securities by SonomaWest prior to the expiration of the offer, or otherwise.

SAC has entered into the Support Agreement with Leeward, pursuant to which Leeward has agreed to tender the shares of SonomaWest common stock which it beneficially owns into a tender offer on the terms of SAC’s current offer subject to the terms and conditions of the Support Agreement. The Support Agreement is included as Exhibit (d)(2) to the Schedule TO. As of February 18, 2011, according to information provided by Leeward, Leeward beneficially owned 93,571 shares of SonomaWest common stock. The Support Agreement increases the likelihood that the minimum condition will be satisfied. See Special Factors—Transactions and Arrangements Concerning the Shares.

The offer is not conditioned upon any recommendation by the SonomaWest board of directors or by any committee thereof. We expect that SonomaWest’s response to the offer will be made in a Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC and provided to SonomaWest’s stockholders.

Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the offer and the merger are not reportable transactions under the HSR Act because neither the size of the transactions nor the sizes of SonomaWest’s net sales or total assets meet the applicable jurisdictional thresholds.

Federal Reserve Board Regulations. Regulations G, T, U and X (the “margin regulations”) promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock if such credit is secured directly or indirectly by margin stock. SAC is funding the acquisition of the shares of SonomaWest common stock through a loan from Craig R. Stapleton through his personal line of credit with Wachovia. We do not expect that the loan from Mr. Craig Stapleton to SAC or the loan from Wachovia to Mr. Craig Stapleton will be secured directly or indirectly by margin stock. The margin regulations are thus inapplicable.

Section 203 of the Delaware General Corporation Law (“DGCL”). SonomaWest is incorporated under the laws of the State of Delaware. Generally, Section 203 of the DGCL (“Section 203”) prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person becomes an interested stockholder unless, among other exceptions, the board of directors of the corporation approves the business combination prior to the time the person becomes an interested stockholder. Because Section 203 provides that the foregoing restrictions will not apply if a corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203, and because SonomaWest’s certificate of incorporation contains such a provision, we do not believe that Section 203 would prevent SAC from consummating the offer or the merger.

State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive officers or principal places of business therein. SAC does not believe that any state takeover laws purport to apply to the offer or the merger. Accordingly, SAC has not taken any action to comply with any state takeover statute or regulation. SAC reserves the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the merger, and nothing in this Offer to Purchase or any action taken in connection with the offer or the merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the offer or the merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, SAC might be required to file certain information with, or to receive approvals from, the relevant state authorities, and SAC might be unable to accept for payment or pay for shares of SonomaWest common stock tendered pursuant to the offer, or be delayed in consummating the offer or the merger. In such case, SAC may not be obliged to accept for payment or pay for any shares of SonomaWest common stock tendered pursuant to the offer. See The Tender Offer—Conditions to the Offer.

This Offer to Purchase and the related letter of transmittal contain important information and should be read in their entirety before any decision is made with respect to the offer.

I.  SPECIAL FACTORS

1.           Background of the Offer

The members of the Stapleton Group, who collectively own approximately 48.1% of the outstanding shares of SonomaWest common stock, have periodically evaluated their investment in SonomaWest, including considering whether to take SonomaWest private by acquiring all of the outstanding shares of common stock of SonomaWest not owned by the Stapleton Group.

In September 2008, the members of the Stapleton Group, who at that time collectively owned approximately 45.5% of the outstanding shares of SonomaWest common stock, sent a letter to the board of directors of SonomaWest stating that SAC intended to commence a tender offer for all of the outstanding shares of common stock of SonomaWest not owned by the Stapleton Group at a purchase price of $9.30 per share in cash. This represented a premium of approximately 55% over the closing price of SonomaWest shares on the date prior to the announcement of the proposed offer.

In connection with the September 2008 proposed tender offer, each individual member of the Stapleton Group entered into a contribution and subscription agreement with SAC, pursuant to which each such individual agreed to contribute his or her shares of SonomaWest common stock to SAC upon the closing of the proposed tender offer.

In the two weeks following receipt of the proposal letter, SonomaWest issued press releases announcing receipt of the proposal and the formation of a special committee of the board of directors of SonomaWest, comprised of the board’s three disinterested directors. SonomaWest stated that the special committee intended to review carefully the proposal with the assistance of its advisors and planned to respond to the proposal upon completion of its review.

On October 1, 2008, SAC issued a press release announcing that it would likely delay commencing its proposed tender offer due to uncertainties in the credit markets. SonomaWest then announced that its special committee had suspended evaluation of the proposed tender offer by SAC in light of SAC’s announcement that it would delay the tender offer.

On November 6, 2008, SAC announced that in light of significant and continued uncertainties in the credit and real estate markets, it had determined not to proceed with its proposed tender offer and notified the special committee of the same. SAC and each of the individual members of the Stapleton Group agreed to terminate the contribution and subscription agreements previously entered into between SAC and each such individual.

In the two years following the November 2008 decision to not proceed with the proposed tender offer, the members of the Stapleton Group continued to evaluate their investment in SonomaWest, including increasing their holdings of SonomaWest common stock through purchases in open market transactions and block purchases.

On September 29, 2010, Kent M. Rowett, the manager of Leeward Investments, which at that time beneficially owned approximately 7.5% of the outstanding shares of SonomaWest common stock, sent a letter to Mr. Walker Stapleton, who at that time was SonomaWest’s President, Chief Executive Officer and Chief Financial Officer, requesting that SonomaWest provide in its public disclosure property-level operating expenses in SonomaWest’s financial statements. Mr. Rowett also stated in the letter that SonomaWest’s stockholders should be given a clear idea of SonomaWest’s plans for realizing stockholder value going forward and encouraged the board of directors of SonomaWest to consider paying regular cash distributions to stockholders if SonomaWest was not going private and was going to continue to own and manage its two remaining real properties.

On November 2, 2010, Mr. Walker Stapleton was elected Colorado State Treasurer.

On December 13, 2010, Mr. Rowett and Mr. Walker Stapleton met to discuss Mr. Rowett’s request relating to the inclusion of property-level operating expenses in SonomaWest’s financial statements. As part of the discussion, and in additional conversations during the following weeks, Mr. Rowett and Mr. Stapleton also discussed whether the Stapleton family, in light of its earlier efforts to take SonomaWest private in the fall of 2008, had any present intention to acquire the balance of the shares of SonomaWest common stock not held by the family members.  Mr. Walker Stapleton indicated that while the Stapleton family did not have a present intention to take SonomaWest private, they continued to evaluate their investment in SonomaWest, which evaluation included the possibility of acquiring the outstanding shares of SonomaWest common stock not owned by the family members. Mr. Walker Stapleton then asked Mr. Rowett whether, to the extent that the Stapleton family decided to revisit a going private transaction, Leeward would be willing to sell its shares in such a transaction and to enter into an agreement reflecting a commitment to sell its shares in connection with such a transaction. Mr. Rowett indicated that Leeward would consider selling its shares and entering into a related agreement in connection with such a transaction depending on the price and the agreement’s other terms and conditions. Messrs. Walker Stapleton and Rowett agreed to continue their discussions regarding a going private transaction if and when the Stapleton family decided to pursue such a transaction.

On December 31, 2010, in advance of Mr. Walker Stapleton’s swearing in as Colorado State Treasurer, he tendered his resignation from his positions of President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors of SonomaWest and as a director of SonomaWest, effective as of such date. Mr. Walker Stapleton began serving as Colorado State Treasurer on January 11, 2011.

On December 31, 2010, the board of directors of SonomaWest appointed Craig R. Stapleton to the positions of President, Chief Executive Officer and Chief Financial Officer of SonomaWest, effective upon the resignation by Mr. Walker Stapleton from such positions. The board of directors of SonomaWest also elected Mr. Craig Stapleton as a director of SonomaWest and as Chairman of the Board to fill the vacancies in these positions resulting from Mr. Walker Stapleton’s resignation.

In mid-January 2011, Mr. Craig Stapleton and Mr. Walker Stapleton discussed revisiting the possibility of the Stapleton Group taking SonomaWest private. Messrs. Craig Stapleton and Walker Stapleton decided to evaluate a potential transaction whereby the Stapleton Group would offer to acquire all of the outstanding shares of SonomaWest common stock not owned by the Stapleton Group and to continue discussions with Mr. Rowett regarding whether Leeward would agree to sell its shares in such a transaction if pursued by the Stapleton Group.

On January 18, 2011, SAC proposed to Mr. Rowett a mutual confidentiality agreement to be entered into by SAC and Leeward prior to continuing any conversations relating to Leeward’s potential willingness to sell its shares if a going private transaction was pursued by the Stapleton Group.

On January 25, 2011, SAC and Leeward entered into the mutual confidentiality agreement, and counsel to the Stapleton Group provided Leeward with a first draft of the Support Agreement, pursuant to which Leeward would agree that, if Leeward and SAC could agree on a minimum price and if the Stapleton Group decided to pursue a going private transaction at such price or above, Leeward would agree to sell its shares and to certain other covenants in connection with the transaction.

Over the course of the following three weeks, Mr. Craig Stapleton continued to evaluate, in consultation with the other members of the Stapleton Group, the merits of acquiring all of the outstanding shares of SonomaWest common stock not owned by the Stapleton Group and the per share price at which such a transaction would be fair to the nonaffiliated stockholders of SonomaWest and feasible to the members of the Stapleton Group. During this time, SAC and Leeward proceeded with negotiations of the Support Agreement on the basis that the Stapleton Group had not yet decided whether to proceed with proposing a going private transaction and that Leeward had not yet agreed to a minimum price.

On February 18, 2011, Messrs. Craig Stapleton and Walker Stapleton called Mr. Rowett to inform him of the Stapleton Group’s decision that subject to the execution of the Support Agreement if SAC and Leeward could agree on the minimum price, the Stapleton Group had decided that SAC would propose a tender offer to take SonomaWest private at or above such minimum price. After discussion between them, SAC and Leeward agreed on a tender price of not less than $8.90 per share and entered into the Support Agreement. (Please see Special Factors—Transactions and Arrangements Concerning the Shares for a summary of the Support Agreement.) Following this discussion, Messrs. Craig Stapleton and Walker Stapleton called each of the three disinterested directors of SonomaWest to inform them of the proposed tender offer and the Support Agreement with Leeward and to notify them that a formal proposal letter would follow.

After the close of the markets on February 18, 2011, Mr. Craig Stapleton delivered to the board of directors of SonomaWest a letter informing them of SAC’s intention to commence, within four to six weeks, a tender offer for all of the outstanding shares of common stock of SonomaWest not owned by the Stapleton Group at a purchase price of $8.90 per share in cash and of Leeward’s agreement to tender its shares at that price under the Support Agreement. Shortly thereafter, copies of the proposal letter and the Support Agreement were filed with the SEC and became publicly available.

In connection with the proposed tender offer, on February 18, 2011 each individual member of the Stapleton Group entered into a new contribution and subscription agreement with SAC, pursuant to which each such individual agreed to contribute his or her shares of SonomaWest common stock to SAC upon the closing of the proposed tender offer.

On February 22, 2011, a special committee of SonomaWest’s board of directors, comprised of the board’s three disinterested directors, was formed to evaluate the proposal received from SAC and special counsel to the committee was engaged.

On February 24, 2011, SonomaWest issued a press release announcing the formation of the special committee of its board of directors. SonomaWest indicated in its announcement that the special committee intended to review carefully the proposal with the assistance of its advisors and planned to respond to the proposal upon completion of its review.

During the four weeks following the February 18, 2011 delivery of the proposal letter to the SonomaWest board of directors, counsel to the Stapleton Group and counsel to the special committee engaged in conversations relating to a request by the special committee for an agreement from SAC that SAC reimburse the special committee for its expenses in the event that SAC did not pursue the proposed tender offer, which request was discussed but not ultimately resolved, and generally relating to the progress of the special committee’s review, including its March 8, 2011 engagement of Duff & Phelps Corp. (“Duff & Phelps”) as its financial advisor.

On March 16, 2011, representatives of Duff & Phelps initiated a telephone conversation with Mr. Walker Stapleton to inquire about SonomaWest and its business in connection with Duff & Phelps’ preliminary valuation analysis, based on Mr. Walker Stapleton’s perspective as the recent President, Chief Executive Officer and Chief Financial Officer of SonomaWest. On that day David A. Janke, a co-chair of the special committee, also initiated a telephone conversation with Mr. Walker Stapleton regarding Mr. Walker Stapleton’s discussion with Duff & Phelps and to schedule a meeting to discuss the results of Duff & Phelps’ preliminary valuation analysis once such analysis was complete.

On March 21, 2011, counsel to the Stapleton Group and counsel to the special committee scheduled a meeting to be held by teleconference on March 25, 2011 among Mr. Craig Stapleton, Mr. Walker Stapleton, the members of the special committee and their respective counsel to discuss the results of Duff & Phelps’ preliminary valuation analysis and the special committee’s preliminary view of the proposed offer price of $8.90 per share. On that day Mr. Walker Stapleton also initiated a telephone conversation with Mr. Janke to confirm the meeting.

On March 24, 2011, Mr. Craig Stapleton called Mr. Janke to confirm the teleconference meeting with the special committee scheduled for the following day, and to schedule an in person with Mr. Janke on March 28, 2011.

On March 25, 2011, Mr. Craig Stapleton, Mr. Walker Stapleton, the members of the special committee and their respective counsel held a meeting by teleconference, during which the committee members informed Messrs. Craig Stapleton and Walker Stapleton that Duff & Phelps had preliminarily performed two types of liquidation analyses on SonomaWest and that the results of these analyses produced a range of the per share amount a stockholder would be entitled to receive in such liquidation scenarios. The committee members stated that Duff & Phelps’ preliminary analyses indicated that at the low end of this range a stockholder would be entitled to receive $11.90 per share and that the committee’s preliminary view was that $11.90 per share would represent a fair offer price to SonomaWest’s unaffiliated stockholders. The committee members did not state the high end of Duff & Phelps’ preliminary valuation range. Following discussion of the assumptions underlying Duff & Phelps’ preliminary analyses, Messrs. Craig Stapleton and Walker Stapleton generally stated their view that the assumptions underlying such analyses were questionable and that SonomaWest is a viable going concern, such that the liquidation value of SonomaWest is irrelevant to a determination as to whether the proposed tender offer price is fair to unaffiliated stockholders. Mr. Craig Stapleton informed the special committee members that the Stapleton Group was unwilling to raise the offer price to $11.90 per share, indicating that such price was well in excess of a price at which the Stapleton Group would be willing to proceed with the proposed tender offer. Mr. Craig Stapleton also reiterated SAC’s previously stated intention to commence the proposed tender offer within four to six weeks of the date that the proposal letter was sent to the board, noted that April 1, 2011 represented the end of the sixth week in this timeframe and indicated that the Stapleton Group did not intend to delay commencement of the proposed tender offer beyond this timeframe. The parties to the teleconference then agreed to take each other’s views under advisement and to discuss the offer price further early the following week.

On March 28, 2011, Messrs. Craig Stapleton and Janke met to discuss the offer price. During this meeting, Mr. Janke asked whether the Stapleton Group would consider an offer price of $10.50 per share. Mr. Craig Stapleton indicated that while the Stapleton Group continued to view $8.90 per share as a fair offer price and would not increase the offer price to $10.50 per share, the special committee’s support of an agreeable increase in the offer price would be an important factor in the Stapleton Group’s determination of whether to increase the offer price from $8.90 per share. After further discussion, Mr. Janke indicated that he would discuss an offer price of $10.00 per share with the other members of the special committee.

On March 29, 2011, Messrs. Craig Stapleton and Janke exchanged telephone calls regarding the status of the special committee’s discussions.

On March 30, 2011, Mr. Janke called Mr. Craig Stapleton to inform him that if the offer price was increased to $10.05 per share, such an offer price would have the special committee’s support, subject to the special committee’s review of the other terms and conditions of the proposed tender offer and consideration of the final valuation analysis and fairness opinion of Duff & Phelps.

Following Mr. Craig Stapleton’s conversation with Mr. Janke and discussion among Mr. Craig Stapleton and the other members of the Stapleton Group, including discussion of the reasons set forth below under —Purpose of and Reasons for the Offer; Consideration of Alternatives, and in view of the special committee’s indication that it would support an offer price of $10.05 per share, the members of the Stapleton Group agreed to commence the offer at an offer price of $10.05 per share. Mr. Craig Stapleton called Mr. Janke to inform him of this decision. Mr. Craig Stapleton, the sole director of SAC, then authorized SAC to commence the offer.

2.	Purpose of and Reasons for the Offer; Consideration of Alternatives

The purpose of the offer is to acquire for cash as many outstanding shares of SonomaWest common stock as possible as a first step in acquiring all of the equity interests in SonomaWest not already owned by the Stapleton Group. The second step in the transaction is the merger. If the offer is successful, SAC intends to consummate the merger as soon as reasonably practicable.

A number of developments, opportunities and potential outcomes were considered in the Stapleton Group’s decision to undertake the offer at the present time, including the following material reasons:

•
the Stapleton Group’s familiarity with the business, operations, properties, assets, financial condition, business strategy and prospects of SonomaWest, the nature of the real estate management and rental company industry in which SonomaWest operates and global and national economic and market conditions, on both a historical and a prospective basis;

•
the historical trading price of SonomaWest common stock, including the fact that the offer price of $10.05 per share represents a premium of approximately 55% over the closing price of SonomaWest shares on February 14, 2011, the last day on which a trade of shares of SonomaWest common stock occurred prior to SAC’s February 18, 2011 filing with the SEC of a copy of its initial tender offer proposal to the SonomaWest board of directors, a premium of approximately 66% over the average closing share price of SonomaWest shares for the 30 trading days immediately preceding February 14, 2011 and a premium of approximately 52% over the average closing share price of SonomaWest shares for the 90 trading days immediately preceding February 14, 2011;

•	the consideration for the offer will consist of cash, which permits SonomaWest stockholders the flexibility to reinvest the proceeds as they see fit;

•	the fact that the Stapleton Group remains unwilling to sell its shares of SonomaWest common stock to a third party or otherwise divest itself of such shares;

•	management’s view that SonomaWest lacks the size and borrowing capacity to pursue major growth through acquisitions;

•
the opportunity to achieve cost reductions by eliminating the cost of maintaining SonomaWest as a public company, which is estimated by SonomaWest management to be in the range of $150,000 to $170,000 per year after taking into account the estimated reduction in associated tax deductions;

•
SonomaWest stockholders who do not tender into the offer will have appraisal rights in connection with the merger, as more fully described in The Tender Offer—Merger and Appraisal Rights; “Going-Private” Rules;

•
the terms of the offer, which is structured to be non-coercive to SonomaWest stockholders and includes an irrevocable and non-waivable condition that a majority of the outstanding shares of SonomaWest common stock not owned by the Stapleton Group be tendered into the offer, without regard to any shares of SonomaWest that are owned by the directors or officers of SAC or SonomaWest, and is being made directly to SonomaWest stockholders without being conditioned upon any requirement that the directors, or a special committee, of SonomaWest recommend the offer. The Stapleton Group also noted that SAC intends to effect a merger of SonomaWest with SAC promptly after the offer is consummated and all conditions are satisfied, and that the per share consideration to be paid to SonomaWest stockholders in the merger would be in cash in an amount equal to the offer price; and

•
the fact that the Support Agreement increases the likelihood that the minimum condition will be satisfied, which decreases the likelihood that the Stapleton Group will incur transaction costs but fail to consummate the offer and the merger.

The members of the Stapleton Group were aware of and considered the interests they may have with respect to the offer in addition to their interests as stockholders, as described in Special Factors—Interests of Certain Persons in the Offer and the Merger.

The members of the Stapleton Group did not consider any alternative transactions with respect to the shares of SonomaWest common stock not owned by the Stapleton Group. Alternative means to acquire all of the SonomaWest shares not owned by the Stapleton Group potentially might have included open market purchases from the existing holders or a negotiated agreement with the board of directors of SonomaWest to enter into a merger. Each of these alternatives was expected to ultimately be more expensive to the Stapleton Group than the offer and the merger, or to take longer to accomplish than the offer and the merger, and therefore to be less desirable to the Stapleton Group. In addition, the alternative of maintaining SonomaWest’s status as a public company was considered to be less desirable due to the administrative costs associated with maintaining a public reporting company.

The foregoing discussion summarizes the material factors considered by the members of the Stapleton Group in their consideration of the offer and the subsequent merger. In view of the wide variety of factors considered by the members of the Stapleton Group, the amount of information considered and the complexity of these matters, the members of the Stapleton Group did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Stapleton Group may have given different weights to different factors. The members of the Stapleton Group considered these factors as a whole, and in their totality considered them to be favorable to, and to support, their determination.

3.	The Position of the Stapleton Group Regarding the Fairness of the Offer and the Merger

The rules of the SEC require each member of the Stapleton Group to express its belief as to the fairness of the offer and the merger to SonomaWest’s stockholders who are not affiliated with SonomaWest. Each member of the Stapleton Group has concluded that the offer and the merger are both financially and procedurally fair to SonomaWest’s stockholders who are not affiliated with SonomaWest (whether those stockholders tender their shares in the offer or decline to tender and elect instead to remain as stockholders of SonomaWest until the merger is effected). The members of the Stapleton Group based this conclusion on the following material factors:

•
the offer price of $10.05 per share, which is payable in both the offer and the merger, represents a premium of approximately 55% over the closing price of SonomaWest shares on February 14, 2011, the last day on which a trade of shares of SonomaWest common stock occurred prior to SAC’s February 18, 2011 filing with the SEC of a copy of its initial tender offer proposal to the SonomaWest board of directors, a premium of approximately 66% over the average closing share price of SonomaWest shares for the 30 trading days immediately preceding February 14, 2011 and a premium of approximately 52% over the average closing share price of SonomaWest shares for the 90 trading days immediately preceding February 14, 2011;

•
SonomaWest’s historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position in its industry, the outlook for the real estate management and rental company industry generally and general economic and stock market conditions;

•
that the consideration to be paid in the offer and the merger is all cash, which provides certainty of value to SonomaWest’s stockholders and provides them with the ability to invest the proceeds as they choose;

•
the belief that SonomaWest’s common stock was not likely to trade at or above the $10.05 per share offer price in the near future. The members of the Stapleton Group based this belief on a number of factors, including the members’ knowledge and understanding of SonomaWest and its industry, the historical trading price of SonomaWest common stock and management’s business plan;

•	the belief, based on the factors described herein, that the $10.05 per share offer price would result in greater value to SonomaWest’s stockholders than pursuing management’s current business plan;

•
all of SonomaWest’s stockholders, including those who elect not to tender their shares of SonomaWest common stock in the offer but whose shares of SonomaWest common stock instead are acquired in the merger, have an opportunity to be paid the offer price for their shares of SonomaWest common stock;

•
the offer and the merger will provide additional liquidity for SonomaWest’s unaffiliated stockholders because they provide an alternative means whereby shares of SonomaWest common stock may be sold that did not exist prior to the commencement of the offer;

•
stockholders who do not tender their shares of SonomaWest common stock in the offer or otherwise waive their appraisal rights will be entitled, in connection with the merger, to demand the appraisal of their shares by following the procedures required by the DGCL. See The Tender Offer—Merger and Appraisal Rights; “Going Private” Rules;

•
the offer is subject to the minimum condition, which is not waivable. The members of the Stapleton Group believe that SonomaWest stockholders who are not affiliates of SonomaWest, including Leeward, are capable of evaluating the fairness of the offer and the merger, and the minimum condition provides meaningful procedural protections for SonomaWest’s unaffiliated stockholders because, if the minimum condition is not satisfied, SAC will not be able to consummate the offer or the merger;

•
each of SonomaWest’s stockholders will be able to decide voluntarily whether or not to tender shares of SonomaWest common stock in the offer and, if the offer and the merger are completed and any such stockholder has elected not to tender, the stockholder will be entitled to receive the same type and amount of consideration in the merger that the stockholder would have received in the offer;

•
unaffiliated stockholders will have sufficient time to make a decision whether or not to tender because the offer will remain open for twenty business days (unless extended by SAC) and SAC’s initial proposal became publicly available on February 18, 2011, significantly in advance of the date the offer was launched. If SAC amends the offer to include any material additional information, SAC will, if necessary to allow adequate dissemination and investor response, extend the offer for a sufficient period to allow stockholders to consider the amended information; and

•
by delivering its initial proposal to the SonomaWest board of directors on February 18, 2011, but deferring the launch of the offer until April 1, 2011, SAC allowed a reasonable period of time for the SonomaWest board of directors to develop its position with respect to the offer. Accordingly, SonomaWest’s unaffiliated stockholders will receive the benefit of the analysis performed by the special committee of the SonomaWest board of directors and its advisors in a time frame that allowed for careful deliberation.

The members of the Stapleton Group also considered the following factors, each of which they considered negatively in their considerations concerning the fairness of the terms of the offer and the merger:

•
with respect to the offer price, the financial interest of the members of the Stapleton Group in acquiring the shares for a low price is adverse to the financial interest of SonomaWest’s other stockholders in selling their shares for a high price;

•
SonomaWest common stock has in the past traded at higher levels than the offer price. During the past ten years, SonomaWest common stock reached an all time high trading price of $10.25 per share in January 2008 and an all time low trading price of $0.89 per share in August 2003, in each case as adjusted for dividends. This trading price history suggests that certain of SonomaWest’s stockholders may have acquired their shares of SonomaWest common stock at prices higher than the current trading levels;

•
any stockholder who tenders all its shares of SonomaWest common stock in the offer or has its shares of SonomaWest common stock converted into cash in the merger will cease to participate in future earnings or growth, if any, of SonomaWest and will not benefit from increases, if any, in SonomaWest’s value, including any increases due to a general economic improvement; and

•
as described in The Tender Offer—Material United States Federal Income Tax Consequences, the sale of shares of SonomaWest common stock in the offer will be a taxable transaction to selling stockholders.

The members of the Stapleton Group did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors considered in reaching their conclusion as to fairness. The members of the Stapleton Group also did not consider the liquidation value of SonomaWest’s assets, and did not perform a liquidation analysis, because it considers SonomaWest to be a viable going concern. Therefore, no appraisal of liquidation value was sought by the members of the Stapleton Group for purposes of valuing the shares of SonomaWest common stock, and the members of the Stapleton Group believe that the liquidation value of SonomaWest is irrelevant to a determination as to whether the offer is fair to unaffiliated stockholders.

While the members of the Stapleton Group considered the trading history of SonomaWest common stock, and noted that in certain instances it reflected prices above the offer price, the members of the Stapleton Group concluded that these factors were not important in determining present value. In the judgment of the members of the Stapleton Group, the prices paid in the past for shares of SonomaWest common stock are not indicative of the value of the SonomaWest common stock as of the date of this offer in light of SonomaWest’s current business operations and future prospects.

The members of the Stapleton Group are not aware of any firm offers made by third parties to acquire SonomaWest during the past two years and did not solicit any such offers during that period. In any event, the members of the Stapleton Group have no intention of selling the shares of SonomaWest common stock beneficially owned by them, and therefore did not consider the possibility that any such offers might be made in reaching its conclusion as to fairness.

The consideration of the factors described above by the members of the Stapleton Group reflects their assessment of the fairness of the offer price payable in the offer and the merger to SonomaWest’s unaffiliated stockholders (including stockholders who tender their shares in the offer as well as stockholders who decline to tender their shares and whose shares are instead acquired through the merger) in relation to the going concern value of SonomaWest. The members of the Stapleton Group implicitly considered the value of SonomaWest in a sale as a going concern by taking into account SonomaWest’s current and anticipated business, financial conditions, results and operations, prospects and other forward-looking matters. The members of the Stapleton Group did not, however, explicitly calculate a going concern value of SonomaWest because the members of the Stapleton Group believe that going concern value is not an appropriate method of determining the value of the shares of SonomaWest common stock for purposes of the offer and the merger. In light of the fact that the members of the Stapleton Group already have, and will continue to have, effective control of SonomaWest, and that the members of the Stapleton Group remain unwilling to sell their shares of SonomaWest common stock, the members of the Stapleton Group do not believe that it would be appropriate for the shares of SonomaWest common stock held by the unaffiliated stockholders to be valued on a basis that includes a control premium.

The foregoing discussion of the information and factors considered and weight given by the members of the Stapleton Group is not intended to be exhaustive, but includes the material factors considered by the members of the Stapleton Group. The views of the members of the Stapleton Group as to the financial and procedural fairness of the offer and the merger should not be construed as a recommendation to any stockholder as to whether the stockholder should tender the stockholder’s shares of SonomaWest common stock in the offer, seek to remain as a stockholder of SonomaWest, demand appraisal rights pursuant to the DGCL in connection with the merger or act otherwise.

4.	Reports, Opinions and Appraisals

The members of the Stapleton Group have not sought a report, opinion or appraisal from an outside party relating to the fairness of the consideration offered in the offer and the merger to unaffiliated stockholders of SonomaWest and, as of the date of this Offer to Purchase, are not aware of any report, opinion or appraisal received by SonomaWest from an outside party that is materially related to the offer and the merger. However, the special committee formed by the SonomaWest board of directors to respond to the offer on behalf of SonomaWest engaged a financial advisor in connection with its review of the offer. Under SEC rules, SonomaWest will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the offer, and file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of this Offer to Purchase.

5.	Transactions and Arrangements Concerning the Shares

The following table sets forth the beneficial ownership of shares of SonomaWest common stock as of March 30, 2011 by the members of the Stapleton Group, including the sole executive officer and sole director of SAC and, to the knowledge of the members of the Stapleton Group, the executive officers and directors of SonomaWest, and the securities transactions by those persons in shares of SonomaWest common stock during the 60 days prior to March 30, 2011:

Person	Number (1)		Percentage of Outstanding Shares	Securities Transactions in Past 60 Days
Stapleton Acquisition Company	695,924	(2)	55.6%	—
Craig R. Stapleton	712,323	(3)	56.9%	—
Dorothy W. Stapleton	112,958	(4)	9.0%	—
Walker R. Stapleton	127,410	(5)	10.2%	—
Wendy S. Reyes, Trustee of Separate Property Trust	98,298	(6)	7.9%	—
David J. Bugatto	5,000	(7)	*	—
Robert W.C. Davies	5,000	(8)	*	—
David A. Janke	10,000	(9)	*	—
SAC and listed individuals as a group	742,323		58.4%	—

*	Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 30, 2011 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,251,367 outstanding shares of SonomaWest common stock as of March 30, 2011.

(2)
Consists of (i) 263,687 shares held directly by Mr. Craig R. Stapleton, which Mr. Craig Stapleton has agreed to contribute to SAC in exchange for shares of SAC upon the consummation of the offer, pursuant to the terms and conditions set forth in the contribution and subscription agreement entered into by Mr. Craig Stapleton with SAC, (ii) 112,958 shares held directly by Mrs. Dorothy W. Stapleton, which Mrs. Stapleton has agreed to contribute to SAC in exchange for shares of SAC upon the consummation of the offer, pursuant to the terms and conditions set forth in the contribution and subscription agreement entered into by Mrs. Stapleton with SAC, (iii) 127,410 shares held directly by Mr. Walker R. Stapleton, which Mr. Walker Stapleton has agreed to contribute to SAC in exchange for shares of SAC upon the consummation of the offer, pursuant to the terms and conditions set forth in the contribution and subscription agreement entered into by Mr. Walker Stapleton with SAC, (iv) 98,298 shares held directly by Mrs. Wendy S. Reyes, Trustee of Separate Property Trust, which Mrs. Reyes has agreed to contribute to SAC in exchange for shares of SAC upon the consummation of the offer, pursuant to the terms and conditions set forth in the contribution and subscription agreement entered into by Mrs. Reyes with SAC, and (v) 93,571 shares beneficially owned by Leeward over which SAC has shared voting power with Leeward, pursuant to and to the extent provided in the Support Agreement.

(3)
Consists of (i) 263,687 shares held directly by Mr. Craig Stapleton, (ii) 355,065 shares held by other persons in a joint filing group with whom Mr. Craig Stapleton shares voting and dispositive power and (iii) 93,571 shares beneficially owned by Leeward over which SAC has shared voting power with Leeward, pursuant to and to the extent provided in the Support Agreement. Mr. Craig Stapleton is currently the sole stockholder, sole director and sole executive officer of SAC.

(4)	Consists of 112,958 shares held directly by Mrs. Stapleton. Mr. Craig Stapleton has shared voting and dispositive power over the shares held by Mrs. Stapleton.

(5)	Consists of 127,410 shares held directly by Mr. Walker Stapleton. Mr. Craig Stapleton has shared voting and dispositive power over the shares held by Mr. Walker Stapleton.

(6)	Consists of 98,298 shares held directly by Mrs. Reyes, Trustee of Separate Property Trust. Mr. Craig Stapleton has shared voting and dispositive power over the shares held by Mrs. Reyes.

(7)	Consists of 5,000 shares issuable upon the exercise of stock options held by Mr. Bugatto.

(8)	Consists of 5,000 shares issuable upon the exercise of stock options held by Mr. Davies.

(9)	Consists of 10,000 shares issuable upon the exercise of stock options held by Mr. Janke.

Except as described in this Offer to Purchase, no member of the Stapleton Group nor any officer or director of SAC nor, to the best of their knowledge, any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any shares of SonomaWest common stock, has engaged in any transactions in shares of SonomaWest common stock in the past 60 days or is a party to any agreement, arrangement or understanding with any other person with respect to SonomaWest common stock or any other securities of SonomaWest (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loans or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Other than a purchase of 5,000 shares of SonomaWest common stock by Mr. Craig Stapleton at a price of $7.00 per share on February 20, 2009, no member of the Stapleton Group has purchased any shares of SonomaWest common stock during the past two years.

As of the date of this Offer to Purchase, the members of the Stapleton Group collectively own 602,353 shares of SonomaWest common stock, or approximately 48.1% of the issued and outstanding shares. SonomaWest does not have a standing nominating committee. As a result of their ownership of SonomaWest common stock, the members of the Stapleton Group collectively have significant influence over the election of all of the members of the SonomaWest board of directors. Due to this ability, Stapleton Group-elected directors have the ability to control the related nominations for election, except to the extent nominations for election are presented by any of SonomaWest’s other stockholders.

Each of the individual members of the Stapleton Group, namely Craig R. Stapleton, Dorothy W. Stapleton, Walker R. Stapleton and Wendy S. Reyes, Trustee of Separate Property Trust, have agreed to contribute to SAC all of his or her shares of SonomaWest common stock in exchange for shares of SAC upon the consummation of the offer, pursuant to the terms and conditions set forth in the respective contribution and subscription agreements entered into by each of the foregoing individuals with SAC. A form of the contribution and subscription agreement is included as Exhibit (d)(1) to the Schedule TO.

On February 18, 2011, SAC entered into the Support Agreement with Leeward, the beneficial owner of 93,571 shares of SonomaWest common stock (together with any shares of SonomaWest common stock acquired by Leeward or any of its defined affiliates after the execution of the Support Agreement, whether upon the exercise of options, conversion of convertible securities or otherwise, the “Leeward Shares”), or approximately 14.4% of the outstanding shares of SonomaWest common stock not owned by the Stapleton Group. Under the Support Agreement, SAC was obligated to propose within one business day a transaction (the “Proposal”), subject to the satisfaction of certain conditions, to the board of directors of SonomaWest to acquire all of the outstanding shares of SonomaWest common stock not owned by SAC or its affiliates (the “Acquisition”) at a price of not less than $8.90 in cash per share (the “Acquisition Price”). However, the Support Agreement expressly provides that neither SAC nor its affiliates has any obligation to pursue or effectuate the Acquisition following the making of the Proposal and the Support Agreement does not address the terms and conditions of the Acquisition, except for specifying the minimum Acquisition Price and providing that, if the Acquisition is to be effectuated through a tender offer (a “Subject Tender Offer”) to acquire all of the outstanding shares of SonomaWest common stock not owned by SAC or its affiliates in exchange for per share cash consideration of not less than the Acquisition Price, SAC may condition the consummation of the Subject Tender Offer and the acceptance of the tendered shares on, along with other customary conditions, the participation of the holders of a designated minimum percentage of the outstanding shares of SonomaWest common stock not owned by SAC or any of its affiliates.

The Support Agreement provides for Leeward to support the Acquisition principally as follows:

•
If the Acquisition is effectuated through the Subject Tender Offer, Leeward must tender all of the Leeward Shares in accordance with the terms of the definitive tender offer documents by the tenth business day following the commencement of the Subject Tender Offer and, once tendered, such Leeward Shares may not be withdrawn unless the Subject Tender Offer has been terminated or has expired without any Leeward Shares having been accepted for payment.

•
If the Acquisition is effectuated through an Alternative SAC Acquisition Proposal (as defined in the Support Agreement to mean, in general, a proposed merger, business combination or similar transaction between SAC or one of its affiliates and SonomaWest), Leeward must vote all of the Leeward Shares in favor of approval thereof at any duly convened meeting of stockholders (including any adjournment or postponement) at which approval is sought from SonomaWest’s stockholders. Leeward must also vote all of the Leeward Shares against certain other proposals that are submitted for a vote of SonomaWest’s stockholders, including any Third Party Acquisition Proposal (as defined in the Support Agreement to mean, in general, a proposed merger, business combination or similar transaction between SonomaWest and a third party), any proposal for a significant corporate reorganization of SonomaWest except in furtherance of an Alternative SAC Acquisition Proposal, and any proposal that would result in any of the conditions to the Subject Tender Offer not being fulfilled or would reasonably be expected to interfere with or delay the consummation of the Subject Tender Offer or any Alternative SAC Acquisition Proposal. Leeward has granted to SAC an irrevocable proxy, effective until the termination of the Support Agreement, to vote the Leeward Shares consistently with these voting covenants.

•	Leeward may not transfer or grant any proxies on the Leeward Shares, or agree to do so, except as contemplated by the Support Agreement.

•	Leeward may not exercise any dissenter’s appraisal rights in respect of the Leeward Shares that may arise in connection with any Alternative SAC Acquisition Proposal.

The Support Agreement also provides that if any proposal is submitted to the stockholders of SonomaWest for their vote or consent and Leeward has an obligation to vote or consent either for or against such proposal in accordance with the Support Agreement, SAC and its affiliates must similarly vote or consent for or against (as the case may be) such proposal all shares of SonomaWest common stock beneficially owned by them and entitled to vote or consent with respect to such proposal.

The Support Agreement will terminate on May 31, 2011 if the Subject Tender Offer has not been commenced or if no definitive agreement relating to an Alternative SAC Acquisition Proposal has been entered into by May 31, 2011. If the Subject Tender Offer has been commenced or if a definitive agreement relating to an Alternative SAC Acquisition Proposal has been entered on or prior to May 31, 2011, the Support Agreement will terminate on September 30, 2011. The term of the Support Agreement may continue beyond September 30, 2011 if SAC or SonomaWest is diligently responding to comments received from the Staff of the SEC relating to the Subject Tender Offer or an Alternative SAC Acquisition Proposal, but in no event will the term of the Support Agreement continue beyond December 31, 2011. The Support Agreement is generally terminable upon the parties’ mutual consent or upon a party’s material breach of the agreement. The Support Agreement may also be terminated if the Subject Tender Offer has been commenced and is subsequently terminated or expires without any shares of SonomaWest common stock having been accepted for payment, and SAC has confirmed to Leeward in writing that SAC does not intend to pursue an Alternative SAC Acquisition Proposal, or if a definitive agreement relating to an Alternative SAC Acquisition Proposal is terminated in accordance with its terms.

The offer has commenced prior to May 31, 2011 and is structured as a tender offer in exchange for consideration of not less than the Acquisition Price, and therefore Leeward is obligated under the terms of the Support Agreement to tender the shares of SonomaWest common stock which it beneficially owns into the offer no later than the tenth business day following the commencement of the offer, and not to withdraw such shares until the Support Agreement terminates as described above. Leeward’s obligations to tender into the offer will also apply to any shares of SonomaWest common stock acquired by Leeward prior to the expiration of the offer. Leeward has publicly reported, in a filing with the SEC dated February 18, 2011 disclosing its execution of the Support Agreement, that it does not currently anticipate that it will acquire any further shares of SonomaWest common stock during the term of the Support Agreement.

The foregoing description of the Support Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the complete text of the Support Agreement, a copy of which is included as Exhibit (d)(2) to the Schedule TO. There can be no assurance that the transactions contemplated by the Support Agreement will be consummated.

6.	Certain Effects of the Offer and the Merger

The purchase of SonomaWest shares pursuant to the offer will reduce the number of SonomaWest shares that might otherwise trade publicly and may reduce the number of holders of SonomaWest shares, which could adversely affect the liquidity and market value of the remaining SonomaWest shares held by the public.

If the offer is successfully completed, SAC will effect a merger between SonomaWest and SAC. If following the expiration of the offer SAC owns 90% or more of the outstanding shares of SonomaWest common stock, no vote of SonomaWest’s stockholders will be required to effect the merger and the merger will occur promptly following the expiration of the offer. If following the expiration of the offer SAC owns less than 90% of the outstanding shares of SonomaWest common stock but the minimum condition has been satisfied, the merger will be submitted to SonomaWest’s stockholders for approval, either at a stockholder’s meeting or through a written consent procedure. Assuming the minimum condition has been satisfied, SAC will own a sufficient number of SonomaWest shares to approve the merger at such stockholder’s meeting or through such written consent procedure. After the merger between SonomaWest and SAC, the surviving corporation will be wholly owned by the individual members of the Stapleton Group.

Each share of SonomaWest common stock that SAC does not own or acquire in the offer would be converted in the merger into the right to receive the offer price in cash, unless a non-tendering stockholder properly perfects its appraisal rights under Delaware law. See The Tender Offer—Merger and Appraisal Rights; “Going-Private” Rules.

SAC intends to complete the merger promptly following completion of the offer. However, should SAC consummate the offer but not be able to complete the merger, the remaining public stockholders of SonomaWest may be negatively impacted by reduced liquidity in the market for shares of SonomaWest common stock due to a decrease in the number of outstanding shares and the number of holders, and the decrease in publicly available information regarding SonomaWest that would result from a decision to cause SonomaWest to cease to be a reporting issuer.

As a result of the offer, the collective interest of the Stapleton Group in SonomaWest’s net book value and net income or loss will increase to the extent of the number of shares of SonomaWest common stock that SAC acquires. For example, according to the Annual Report on Form 10-K filed by SonomaWest with the SEC for the fiscal year ended June 30, 2010, SonomaWest’s net book value as of June 30, 2010 was $773,000, and for the fiscal year then ended it had net income of approximately $446,000. Assuming the Stapleton Group collectively owned 48.1% of the shares of SonomaWest common stock throughout the fiscal year ended June 30, 2010, the collective interest of the members of the Stapleton Group in SonomaWest’s net book value and net income would have been approximately $371,813 and $214,526, respectively. Following consummation of the offer and the merger, the collective interest of the members of the Stapleton Group in those items will increase to 100%, and the members of the Stapleton Group will be entitled to all other benefits resulting from the Stapleton Group’s 100% ownership of SonomaWest, including all income generated by SonomaWest’s operations and any future increase in SonomaWest’s value. Similarly, the members of the Stapleton Group will bear all of the risk of losses generated by SonomaWest’s operations and any decrease in the value of SonomaWest after the offer and the merger. Upon consummation of the merger, SonomaWest will become a privately-held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of SonomaWest after the offer and the merger, and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by SonomaWest’s operations or decline in the value of SonomaWest after the offer and the merger.

SonomaWest common stock is currently registered under the Exchange Act and is traded on the over-the-counter “Pink Sheets” under the symbol “SWHI.PK.” Upon consummation of the merger, SonomaWest will become a privately-held corporation, there will be no public market for SonomaWest common stock and SonomaWest common stock will cease to be traded on the over-the-counter Pink Sheets. In addition, after the merger (or, depending on the results of the offer, after the offer), registration of SonomaWest under the Exchange Act will be terminated, and SonomaWest will no longer be required to file periodic reports with the SEC. The termination of registration of SonomaWest common stock under the Exchange Act would substantially reduce the information required to be furnished by SonomaWest to holders of SonomaWest common stock and to the SEC and would make certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to SonomaWest. In addition, stockholders of SonomaWest will no longer be required to comply with the reporting requirements of Regulation 13D under the Exchange Act, and officers and directors of SonomaWest will no longer be required to comply with the reporting requirements of Section 16 of the Exchange Act. Furthermore, “affiliates” of SonomaWest and persons holding “restricted securities” of SonomaWest may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended.

For unaffiliated stockholders of SonomaWest, the principal advantage of the offer and the merger is that they provide the opportunity for stockholders to obtain immediate liquidity for their shares of SonomaWest common stock on potentially more favorable terms than would otherwise be available due to the trading price of such shares prior to the public availability of SAC’s initial tender offer proposal. In addition, the offer provides such stockholders the opportunity to receive the offer price in cash expeditiously, and the merger, which is intended to occur promptly following completion of the offer, will provide stockholders who do not tender the opportunity to receive either the offer price in cash expeditiously or appraisal rights.

If the offer and the merger are consummated and SonomaWest’s registration under the Exchange Act is terminated, the Stapleton Group anticipates that it will realize certain savings, which are estimated by SonomaWest management to be in the range of $150,000 to $170,000 per year after taking into account the estimated reduction in associated tax deductions, due to the elimination of the need for SonomaWest to file reports and otherwise comply with the registration procedures of the Exchange Act (which savings are expected to consist primarily of audit, legal and compliance expenditures which will no longer be required).

If the offer and the merger are consummated, SonomaWest will cease to exist as a public company. The Stapleton Group does not currently believe that this will have a material benefit or detriment to SonomaWest itself, because, due to the Stapleton Group’s current collective ownership of 48.1% of the outstanding shares of SonomaWest common stock, the Stapleton Group presently has significant influence over the management and policies of SonomaWest.

The members of the Stapleton Group presently expect that Mr. Craig Stapleton, the sole executive officer of SonomaWest, will maintain his current positions with the surviving corporation following the offer and the merger, and do not expect that Mr. Craig Stapleton will experience a material benefit or detriment as a result of the offer and the merger. The Stapleton Group expects that the board of directors of the surviving corporation will consist solely of Mr. Craig Stapleton; there will be no outside directors. As a result, the current directors of SonomaWest may be negatively impacted by the loss of their position as directors of a public company, and by the loss of the compensation they may have expected to receive from serving in such role.

7.	Plans for SonomaWest After the Offer and the Merger

SAC presently expects that after the completion of the offer, SAC will retain the shares of SonomaWest common stock owned by it until such shares are cancelled in the merger.

The members of the Stapleton Group do not have any current intentions, plans or proposals to cause SonomaWest to engage in any of the following, other than in connection with SonomaWest’s current strategic planning:

•
an extraordinary corporate transaction following consummation of the offer and the merger involving SonomaWest’s corporate structure, business or management, such as a merger, reorganization or liquidation,

•	the relocation of any material operations or sale or transfer of a material amount of assets, or

•	any other material changes in SonomaWest’s business.

Nevertheless, following consummation of the offer and the merger, the members of the Stapleton Group and the management and/or the board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the offer and the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. The members of the Stapleton Group and the surviving corporation expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

8.	Effects on SonomaWest if the Offer Is Not Consummated

If the offer is not consummated for any reason, stockholders will not receive any payment for their shares in connection with the offer. Instead, SonomaWest will remain a public company and SonomaWest common stock will continue to be traded on the over-the-counter Pink Sheets. In addition, if the offer is not consummated, we expect that management will operate the business in a manner similar to that in which it is being operated today and that SonomaWest stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, that SonomaWest’s operations can be materially affected by competition for tenants in its target markets and by overall market conditions, among other factors. Accordingly, if the offer is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your SonomaWest shares. We expect that from time to time the SonomaWest board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of SonomaWest and make such changes as are deemed appropriate. If the offer is not consummated for any reason, there can be no assurance that any other transaction acceptable to SonomaWest will be offered, or that the business, prospects or results of operations of SonomaWest will not be adversely impacted.

In the event that the offer or the merger are not consummated for any reason, the members of the Stapleton Group will evaluate their other alternatives. Such alternatives could include commencing a tender offer for the shares of SonomaWest common stock they do not already own on the same or different terms, including with a different offer price, different consideration or different conditions, proposing a merger on terms other than those described above, purchasing additional SonomaWest shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional SonomaWest shares.

9.	Interests of Certain Persons in the Offer and the Merger

In considering the fairness of the consideration to be received in the offer and the merger, stockholders should be aware that the members of the Stapleton Group and certain officers and directors of SonomaWest have interests in the offer and the merger which may present them with certain actual or potential conflicts of interest.

Financial Interests. The interests of the members of the Stapleton Group in respect of the offer and the merger are different from yours because the members of the Stapleton Group have an interest in acquiring the shares of SonomaWest common stock as inexpensively as possible and you have an interest in selling your shares for the highest possible price.

Interlocking Directors and Officers. The board of directors of SonomaWest consists of four directors, one of whom, Mr. Craig Stapleton, is the sole director of SAC. In addition, Mr. Craig Stapleton, who is the President, Chief Executive Officer and Chief Financial Officer of SonomaWest, is also the President of SAC.

Transactions with Related Persons. On July 21, 2010, SonomaWest entered into a consulting agreement with Bugatto Investment Company, for whom David J. Bugatto, a director of SonomaWest, serves as President. Under the consulting agreement, which became effective July 1, 2010, Bugatto Investment Company has agreed to provide real estate consulting services, as reasonably requested by SonomaWest, for a one-year term at an hourly rate of $250 per hour.

Mr. Walker Stapleton, a member of the Stapleton Group, is the former President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of SonomaWest. Following Mr. Walker Stapleton’s resignation from these positions effective December 31, 2010, Mr. Walker Stapleton agreed to continue to provide consulting services to SonomaWest pursuant to a consulting agreement dated January 1, 2011 between SonomaWest and Rocky Mountain Trust, LLC. Under the consulting agreement, Mr. Walker Stapleton will receive an hourly fee of $250 per hour, with an annual maximum of $150,000. The term of the consulting agreement is for one year, unless earlier terminated in accordance with its terms.

Vested Stock Options. Certain directors and a salaried employee of SonomaWest hold vested options to purchase shares of SonomaWest common stock, which may be exercised in accordance with their terms and the shares acquired thereby may be tendered in the offer. Further, following the offer, at the effective time of the merger, each vested option to purchase shares of SonomaWest common stock that is outstanding immediately prior to the effective time of the merger will be cancelled in consideration of a cash payment equal to the product obtained by multiplying (1) the excess, if any, of the consideration offered to SonomaWest stockholders in the offer ($10.05 per share) over the per share exercise price of such option, by (2) the number of shares subject to such option, less applicable withholdings.

The following table summarizes, as of March 30, 2011, with respect to each SonomaWest director and the applicable SonomaWest salaried employee, the aggregate, positive difference in value between $10.05 and the per share exercise prices (the “Spread Value”) of the options to purchase shares of SonomaWest common stock held by each such director and the salaried employee:

Name	Shares of SonomaWest Common Stock Subject to Options (#)	Per Share Exercise Price ($)	Aggregate Spread Value of Unvested Options ($)
David J. Bugatto	5,000	6.50	17,750
Robert W.C. Davies	5,000	6.50	17,750
David A. Janke	5,000	6.50	17,750
David A. Janke	5,000	13.05	(15,000)
Salaried employee	1,000	5.70	4,350

Severance Pay for Salaried Employee. Upon successful completion of the offer and the merger, one salaried employee of SonomaWest will be entitled, pursuant to the terms of such employee’s employment agreement, to a bonus equal to 0.75% of the pre-tax fair market value of SonomaWest’s real property (as determined in the reasonable discretion of the SonomaWest board of directors), payable within thirty days of the closing of the merger.

Indemnification. Each of the three disinterested directors of SonomaWest is party to an indemnification agreement that provides that (1) SonomaWest will indemnify such individual to the fullest extent permitted by law, including advancement of expenses, for liabilities and expenses that he incurs in his capacity as a director of SonomaWest, and (2) SonomaWest will cover such individual under any directors and officers liability insurance that SonomaWest determines to maintain. The rights under the indemnification agreements are non-exclusive and are in addition to the indemnification rights of the SonomaWest directors and executive officers under any provision of the Certificate of Incorporation or Bylaws of SonomaWest or under applicable law.

Compensation of the Special Committee of the SonomaWest Board. The SonomaWest directors constituting the special committee are each entitled to $12,000 per month of committee service as compensation for serving on the special committee in connection with the offer.

Other. SonomaWest may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that SonomaWest must file with the SEC. We encourage you to read a copy of SonomaWest’s Schedule 14D-9 before making a decision with respect to the offer.

10.	Possible Actions by the Stapleton Group with Regard to SonomaWest if the Offer Is Not Completed

If the offer is not completed, the members of the Stapleton Group will re-evaluate their options with respect to the shares of SonomaWest common stock not owned by them. In particular, the members of the Stapleton Group may consider commencing a tender offer for the shares of SonomaWest common stock they do not already own on the same or different terms, including with a different offer price, different consideration, or different conditions, proposing a merger on terms other than those described herein, purchasing additional SonomaWest shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action with respect to SonomaWest common stock. If the public minority interest in SonomaWest remains outstanding, the public stockholders of SonomaWest would, absent a sale by them in the public markets, retain their shares of SonomaWest common stock and would realize the benefit of any improvement in SonomaWest’s business or profitability but would also bear the risk that the trading price per share could decline to a price that is less than the offer price, or that SonomaWest common stock becomes less readily marketable.

If the members of the Stapleton Group were to pursue any of these alternatives, it might take considerably longer for the public stockholders of SonomaWest to receive any consideration for their shares of SonomaWest common stock (other than through sales in the open market) than if they had tendered their shares in the offer. Any such transaction may result in proceeds per share to the public stockholders of SonomaWest that are more or less than or the same as the offer price.

II.  THE TENDER OFFER

1.           Terms of the Offer

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of such extension or amendment), SAC shall accept for payment and pay for SonomaWest shares validly tendered and not validly withdrawn pursuant to the offer as soon as practicable after the expiration date in accordance with the procedures set forth under —Acceptance for Payment and Payment for SonomaWest Shares.  If the conditions to the offer are satisfied or waived, SAC will purchase all SonomaWest shares validly tendered and not validly withdrawn as described above.

The obligation of SAC to accept for payment, and pay for all SonomaWest shares tendered pursuant to the offer shall be subject to the minimum condition as well as the other conditions described under —Conditions to the Offer. SAC may terminate the offer without purchasing any SonomaWest shares if certain events described under —Conditions to the Offer occur.

If at any scheduled expiration date, any of the conditions of the offer shall not have been satisfied or earlier waived by SAC, SAC may, in its sole discretion, extend the offer and the expiration date for one or more periods of up to twenty business days each, the length of each such period to be determined by SAC in its sole discretion. There can be no assurance that SAC will exercise its rights to extend the offer.

After the expiration date, SAC may elect, in its sole discretion, to provide a subsequent offering period of three to twenty business days. A subsequent offering period, if one is offered, is an additional period of time after SAC has acquired shares of SonomaWest common stock in the offer during which stockholders may tender shares of SonomaWest common stock and receive the offer price, but not withdraw their shares. All conditions to the offer must be satisfied or waived prior to the commencement of any subsequent offering period. If SAC elects to provide a subsequent offering period, SAC expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the subsequent offering period (not beyond a total of twenty business days) by giving oral or written notice of such extension to the depositary.

If SAC is delayed in its payment for the SonomaWest shares or is unable to pay for SonomaWest shares pursuant to the offer for any reason, then, without prejudice to SAC’s rights under the offer, the depositary may retain tendered SonomaWest shares on behalf of SAC, and such SonomaWest shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described under —Withdrawal Rights. However, the ability of SAC to delay the payment for SonomaWest shares which SAC has accepted for payment is limited by Rule 14e-1 promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the offer.

SAC will accept for payment and pay for all SonomaWest shares validly tendered and not validly withdrawn pursuant to the offer if all of the conditions to the offer are satisfied or waived on the expiration date. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which SAC may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of SonomaWest shares in a manner reasonably designed to inform such holders of such change), SAC shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If SAC makes a material change in the terms of the offer, or if it waives a material condition to the offer, SAC will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. In the event that a material change is made to the terms of the offer, the offer must remain open for at least five business days from the date that the material change is first published, sent or given to security holders. A minimum ten-business day period from the date of such change is generally required to allow for adequate dissemination of new information to stockholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time. The requirement to extend the offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment.

If, on or before the expiration date, SAC increases the consideration being paid for SonomaWest shares accepted for payment pursuant to the offer, such increased consideration will be paid to all stockholders whose SonomaWest shares are purchased in the offer, whether or not such SonomaWest shares were tendered before the announcement of the increase in consideration.

SonomaWest has provided SAC with its stockholder and option holder lists and security position listings for the purpose of disseminating the offer to holders of SonomaWest shares. This Offer to Purchase, the related letter of transmittal and other relevant materials will be mailed to record holders of SonomaWest shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.           Acceptance for Payment and Payment for SonomaWest Shares

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), SAC will accept for payment, and will pay for, all SonomaWest shares validly tendered prior to the expiration date and not properly withdrawn, promptly after the expiration date. Subject to applicable rules of the SEC, SAC expressly reserves the right to delay acceptance for payment of, or payment for, SonomaWest shares in order to comply in whole or in part with any other applicable law. If SAC desires to delay payment for SonomaWest shares accepted for payment pursuant to the offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, SAC will extend the offer. In all cases, payment for SonomaWest shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of (i) the certificates evidencing such SonomaWest shares (the “certificates”) or timely confirmation of a book-entry transfer of such SonomaWest shares into the depositary’s account at The Depository Trust Company (“DTC”) (a “book-entry confirmation”) pursuant to the procedures set forth in —Procedures for Accepting the Offer and Tendering SonomaWest Shares, (ii) the letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an “agent’s message” in lieu of the letter of transmittal and (iii) any other documents required by the letter of transmittal. An “agent’s message” is a message, transmitted by electronic means to, and received by, the depositary and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the SonomaWest shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that SAC may enforce such agreement against such participant.

For purposes of the offer, SAC will be deemed to have accepted for payment, and thereby purchased, SonomaWest shares validly tendered and not validly withdrawn as, if and when SAC gives oral or written notice to the depositary, as agent for the tendering stockholders, of SAC’s acceptance for payment of such SonomaWest shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for SonomaWest shares accepted for payment pursuant to the offer will be made by deposit of the purchase price therefor with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from SAC and transmitting such payments to tendering stockholders whose SonomaWest shares have been accepted for payment.

If any tendered SonomaWest shares are not accepted for payment for any reason pursuant to the terms and conditions of the offer, or if certificates are submitted evidencing more SonomaWest shares than are tendered, certificates evidencing unpurchased SonomaWest shares will be returned, without expense to the tendering stockholder (or, in the case of SonomaWest shares tendered by book-entry transfer into the depositary’s account at DTC pursuant to the procedure set forth in —Procedures for Accepting the Offer and Tendering SonomaWest Shares, such SonomaWest shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the offer.

3.           Procedures for Accepting the Offer and Tendering SonomaWest Shares

For you to validly tender shares of SonomaWest common stock into our offer, you must do one of the following:

•
deliver certificates for your shares, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the depositary at its address set forth on the back cover of this Offer to Purchase prior to the expiration of the offer;

•
arrange for a book-entry transfer of your shares to be made to the depositary’s account at DTC and receipt by the depositary of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents to the depositary at its address set forth on the back cover of this Offer to Purchase prior to the expiration of the offer;

•
arrange for a book-entry transfer of your shares to the depositary’s account at DTC and receipt by the depositary of confirmation of this transfer, including an agent’s message, prior to the expiration of the offer; or

•	the guaranteed delivery procedures described below must be followed.

The depositary will establish an account with respect to the shares of SonomaWest common stock at DTC for purposes of the offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of SonomaWest common stock by causing DTC to transfer these shares of SonomaWest common stock into the depositary’s account in accordance with DTC’s procedure for the transfer. For a tender made by transfer of shares of SonomaWest common stock through book-entry delivery at DTC to be valid, the depositary must receive a book-entry confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents at its address set forth on the back cover of this Offer to Purchase by the expiration date of the offer, or an agent’s message as part of the book-entry confirmation, or the guaranteed delivery procedures described below must be followed.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of SonomaWest common stock are tendered either by a registered holder of shares of SonomaWest common stock who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution. By “eligible institution,” we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent’s Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

If the certificates for shares of SonomaWest common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

The method of delivery of certificates representing shares of SonomaWest common stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the depositary. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

By executing a letter of transmittal, you will agree and acknowledge that our acceptance for payment of shares of SonomaWest common stock you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for shares of SonomaWest common stock to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those shares of SonomaWest common stock immediately upon our acceptance of those shares of SonomaWest common stock for exchange.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares of SonomaWest common stock, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of shares of SonomaWest common stock that we determine are not in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. No tender of shares of SonomaWest common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of SAC, the depositary, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of SonomaWest common stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions, will be final and binding.

The tender of shares of SonomaWest pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Guaranteed Delivery

If you wish to tender SonomaWest shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the depositary prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your SonomaWest shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•
a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the depositary as provided below on or prior to the expiration date; and

•
the certificates for all tendered SonomaWest shares (or a confirmation of a book-entry transfer of such securities into the depositary’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message, and all other documents required by the letter of transmittal are received by the depositary within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the depositary. You must include a guarantee by an eligible institution in the form set forth in that notice.

In all cases, we will exchange SonomaWest shares tendered and accepted for payment pursuant to our offer only after timely receipt by the depositary of certificates for SonomaWest shares, or timely confirmation of a book-entry transfer of those SonomaWest shares into the depositary’s account at DTC as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in connection with a book-entry transfer, and any other required documents.

4.           Withdrawal Rights

You may withdraw shares of SonomaWest common stock that you tender pursuant to the offer at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for payment by May 30, 2011, you may withdraw tendered shares at any time thereafter. No withdrawal rights will apply to shares tendered in a subsequent offering period and no withdrawal rights apply during any subsequent offering period with respect to shares tendered in the offer and accepted for payment.

For your withdrawal to be effective, the depositary must receive from you a written or facsimile transmission notice of withdrawal at its address set forth on the back cover of this Offer to Purchase, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of SonomaWest common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those shares of SonomaWest common stock. If shares of SonomaWest common stock have been tendered pursuant to the procedures for book-entry tender discussed above under —Procedures for Accepting the Offer and Tendering SonomaWest Shares, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of SonomaWest common stock and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of SonomaWest common stock withdrawn must also be furnished to the depositary, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

An eligible institution must guarantee all signatures on the notice of withdrawal unless the shares of SonomaWest common stock have been tendered for the account of an eligible institution.

None of SAC, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of SonomaWest common stock that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of SonomaWest common stock by following one of the procedures discussed above under —Procedures for Accepting the Offer and Tendering SonomaWest Shares at any time before the expiration of the offer.

5.           Material United States Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material United States federal income tax consequences to beneficial holders of SonomaWest shares upon the tender of SonomaWest shares for cash pursuant to the offer and the exchange of SonomaWest shares for cash pursuant to the merger. This summary is for general information only and is not tax advice. This summary does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with SonomaWest shares held as capital assets within the meaning of section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment), and does not address tax considerations applicable to any holder of SonomaWest shares that may be subject to special treatment under the United States federal income tax laws, including, for example:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of SonomaWest shares subject to the alternative minimum tax provisions of the Code;

•	a holder of SonomaWest shares that received the SonomaWest shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds the SonomaWest shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	any person who owns or has owned directly, indirectly or constructively 5% or more of the outstanding SonomaWest shares or any affiliate of such person;

•	a United States expatriate;

•
any person who will, following the offer, own shares of SAC or, following the merger, own shares of the surviving corporation, in each case directly or by operation of certain attribution rules in the Code; or

•	any holder of SonomaWest shares that previously entered into a tender agreement as part of the transactions described in this Offer to Purchase.

Non-United States holders (as defined below) should consult their tax advisors regarding U.S. tax rules governing the disposition of United States real property interests.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds SonomaWest shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the SonomaWest shares pursuant to the offer or pursuant to the merger. Moreover, this summary does not discuss alternative minimum tax consequences, if any, to holders of SonomaWest shares.

This summary is based on the Code, the regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

Neither SAC nor SonomaWest will recognize gain or loss as a result of the offer or the merger, and the tax basis of SonomaWest’s assets will not change.

The discussion set out below is intended only as a summary of the material United States federal income tax consequences to a holder of SonomaWest shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the offer and the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

United States Holders

For purposes of this discussion, the term “United States holder” means a beneficial owner of SonomaWest shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes), organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation, regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

Payments with Respect to SonomaWest Shares

The exchange of SonomaWest shares for cash pursuant to the offer or pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and a United States holder who receives cash for SonomaWest shares pursuant to the offer or pursuant to the merger and who will not hold, directly or by operation of certain attribution rules, any shares of SAC following the tender offer or any shares of the surviving corporation following the merger, will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the SonomaWest shares. Such gain or loss will be determined separately for each block of SonomaWest shares (i.e., SonomaWest shares acquired at the same cost in a single transaction), and will be capital gain or loss. Any capital gain will be long-term capital gain or loss if such United States holder’s holding period for the SonomaWest shares is more than one year at the time of the exchange of such holder’s SonomaWest shares for cash. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

United States holders may be required to certify to their status as a non-foreign person for U.S. income tax purposes in order to avoid withholding which would be required with respect to payments to foreign persons in certain circumstances. If a United States holder refuses to provide such a certification, and SAC determines that such withholding is required, such withholding would be made at a rate of 10% of the gross amount of any amount payable to the United States holder in exchange for such United States holder’s SonomaWest shares. Any such withholding will serve as a credit against the United States holder’s actual U.S. federal income tax liability, and the holder may obtain a refund of any excess of the amount withheld over the amount of the holder’s actual U.S. federal income tax liability, provided that the United States holder timely completes and files an appropriate refund request with the IRS.

Backup Withholding Tax

Proceeds from the exchange of SonomaWest shares pursuant to the offer or pursuant to the merger generally will be subject to backup withholding tax at the applicable rate (currently 28%) unless the applicable United States holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the United States holder timely completes and files an appropriate refund request with the IRS. Each United States holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the depositary.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-United States holder of SonomaWest shares. A “Non-United States holder” is a beneficial owner of SonomaWest shares that is neither a United States holder nor a partnership for United States federal income tax purposes.

The following discussion applies only to Non-United States holders, and assumes that no item of income, gain, deduction or loss derived by the Non-United States holder in respect of SonomaWest shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	Non-United States holders that are engaged in the conduct of a United States trade or business.

Payments with Respect to SonomaWest Shares

A Non-United States holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on the disposition of SonomaWest shares pursuant to the offer or pursuant to the merger unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-United States holder within the United States;

•	the Non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
SonomaWest is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-United States holder held SonomaWest shares and, in the case where SonomaWest shares are regularly traded on an established securities market, the Non-United States holder has owned, directly or indirectly, more than 5% of the outstanding SonomaWest shares at any time within the shorter of the five-year period preceding a disposition of SonomaWest shares or such Non-United States holder’s holding period for the SonomaWest shares.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gain described in the first bullet point above of a Non-United States holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax.

Gain described in the third bullet point above will be subject to tax in a manner similar to gain described in the first bullet point above. With respect to the third bullet point above, SAC believes that SonomaWest may be treated as regularly traded on an established securities market at the time of completion of the offer. In order to satisfy such requirement, either a broker-dealer must make a market in SonomaWest shares, or trading of SonomaWest shares must satisfy certain volume trading requirements during the relevant calendar quarter; neither of which is a certainty. If SonomaWest is not regularly traded on an established securities market at the time of completion of the offer, SonomaWest will be required to withhold 10% of the gross amount of any payment made to a Non-United States holder in exchange for such Non-United States holder’s SonomaWest shares. Any such withheld amounts will serve as a credit against the Non-United States holder’s actual U.S. federal income tax liability, and the holder may be entitled to a refund of any excess of the amounts withheld over the amount of the holder’s actual U.S. federal income tax liability, provided that the Non-United States holder timely completes and files an appropriate refund request with the IRS. SAC believes that SonomaWest will be a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup Withholding Tax

A Non-United States holder may be subject to backup withholding tax with respect to the proceeds from disposition of SonomaWest shares pursuant to this Offer to Purchase or pursuant to the merger, unless, generally, the Non-United States holder certifies under penalties of perjury on an appropriate IRS Form W-8 that the Non-United States holder is not a United States person, or the Non-United States holder otherwise establishes an exemption in a manner satisfactory to the depositary.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States holder’s U.S. federal income tax liability, provided that the Non-United States holder timely completes and files an appropriate refund request with the IRS.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of SonomaWest shares. Holders of SonomaWest shares should consult their own tax advisors as to the particular tax consequences to them of tendering their SonomaWest shares for cash pursuant to this Offer to Purchase or exchanging their SonomaWest shares for cash in the merger under any federal, state, foreign or other tax laws.

6.           Price Range of SonomaWest Shares; Dividends on SonomaWest Shares

SonomaWest shares are traded on the on the over-the-counter “Pink Sheets” under the symbol “SWHI.PK,” and have been traded on the Pink Sheets at all times since August 10, 2005.

The following table sets forth, for each of the periods indicated, the high and low closing sales prices per share of SonomaWest common stock reported on the OTC Bulletin Board.

	High	Low
Year Ended December 31, 2009
First Quarter	$6.25	$5.10
Second Quarter	6.50	5.15
Third Quarter	7.50	5.80
Fourth Quarter	8.50	7.40
Year Ended December 31, 2010
First Quarter	$9.15	$7.25
Second Quarter	7.35	5.25
Third Quarter	8.99	4.80
Fourth Quarter	8.99	6.00
Year Ended December 31, 2011
First Quarter (through March 30, 2011)	$8.60	$6.00

On February 14, 2011, the last day on which a trade of shares of SonomaWest common stock occurred before SAC’s February 18, 2011 filing with the SEC of a copy of its initial tender offer proposal to the SonomaWest board of directors, the closing price of SonomaWest shares reported on the OTC Bulletin Board was $6.50 per share; therefore, the offer price of $10.05 per share represents a premium of approximately 55% over the closing price of SonomaWest shares on the last day on which a trade of shares of SonomaWest common stock occurred prior to the public availability of the initial tender offer proposal. The offer price of $10.05 per share also represents a premium of approximately 66% over the average closing share price of SonomaWest shares for the 30 trading days immediately preceding February 14, 2011 and a premium of approximately 52% over the average closing share price of SonomaWest shares for the 90 trading days immediately preceding February 14, 2011. On March 28, 2011, the last day on which a trade of shares of SonomaWest common stock occurred prior to the printing of this Offer to Purchase, the closing price of SonomaWest shares reported on the OTC Bulletin Board was $8.30 per share. Stockholders are urged to obtain current market quotations for SonomaWest shares before making a decision with respect to the offer.

SonomaWest paid dividends on its common stock in the form of shares of MetroPCS common stock in January 2008 valued at $14,702,000, and distributed the remainder of its MetroPCS shares to its stockholders on August 18, 2008, valued at $2,648,000. SonomaWest has not paid any dividends on its common stock during the past two years.

7.	Possible Effects of the Offer on the Market for SonomaWest Shares; Registration Under the Exchange Act; Margin Regulations

Possible Effects of the Offer on the Market for the SonomaWest Shares

If the offer is consummated but the merger does not take place, the number of stockholders, and the number of SonomaWest shares that are still in the hands of the public, may be so small that there may be a less active or liquid public trading market (or possibly no public trading market) for SonomaWest shares held by stockholders other than SAC. We cannot predict whether the reduction in the number of SonomaWest shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the SonomaWest shares or whether such reduction would cause future market prices to be greater or less than the price paid in the offer. If the merger is consummated, stockholders not tendering and not exercising appraisal rights with respect to their SonomaWest shares will receive cash in an amount equal to the price per share paid in the offer. Therefore, if the merger takes place, the only difference between tendering and not tendering your SonomaWest shares in the offer is that tendering stockholders will be paid earlier. Upon consummation of the merger, SonomaWest will become a privately-held corporation, there will be no public market for SonomaWest common stock and SonomaWest common stock will cease to be traded on the over-the-counter “Pink Sheets.”

Registration Under the Exchange Act; Margin Regulations

The SonomaWest shares are currently registered under the Exchange Act. The purchase of the SonomaWest shares pursuant to the offer may result in the SonomaWest shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of SonomaWest to the SEC if the SonomaWest shares are neither listed on a national securities exchange nor held by three hundred or more holders of record. The SonomaWest shares are not currently listed on a national securities exchange. Termination of the registration of the SonomaWest shares under the Exchange Act, assuming there are no other securities of SonomaWest subject to registration, would substantially reduce the information required to be furnished by SonomaWest to holders of SonomaWest shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to SonomaWest. In addition, stockholders of SonomaWest will no longer be required to comply with the reporting requirements of Regulation 13D under the Exchange Act, and officers and directors of SonomaWest will no longer be required to comply with the reporting requirements of Section 16 of the Exchange Act. Furthermore, “affiliates” of SonomaWest and persons holding “restricted securities” of SonomaWest may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended. If registration of the SonomaWest shares under the Exchange Act were terminated, the SonomaWest shares would not qualify as “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could not be used as collateral for loans made by brokers. We believe that the purchase of the SonomaWest shares pursuant to the offer may result in the SonomaWest shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause SonomaWest to terminate registration of the SonomaWest shares under the Exchange Act as soon after consummation of the offer as the requirements for termination of registration of the SonomaWest shares are met.

If registration of the SonomaWest shares under the Exchange Act is not terminated prior to the merger, then the registration of the SonomaWest shares under the Exchange Act will be terminated following the completion of the merger.

8.	Merger and Appraisal Rights; “Going-Private” Rules

Appraisal Rights

Under Delaware law, SonomaWest stockholders do not have appraisal rights in connection with the offer. If the offer is successfully completed, holders of SonomaWest common stock who (a) do not tender their shares into the offer and hold common stock at the effective time of the subsequent merger, (b) do not wish to accept the consideration provided for in that merger, (c) do not vote in favor of the merger or consent thereto in writing and (d) comply with the procedures provided for in Section 262 of the DGCL, will be entitled to have their shares of SonomaWest common stock appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those shares as determined by the court. The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with the subsequent merger, which will be effected as a merger of SAC with SonomaWest, with SonomaWest as the surviving corporation. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 is attached to this Offer to Purchase as Schedule A. If you fail to take any action required by Delaware law, your rights to an appraisal in connection with the merger will be waived or terminated.

Notification of Availability of Appraisal Rights; Electing Appraisal Rights

If the merger is required to be submitted for approval at a stockholders’ meeting, not less than twenty days prior to the meeting, SonomaWest will send a notice of the availability of appraisal rights to each record holder of its common stock. To exercise appraisal rights, the record holder of SonomaWest common stock must, prior to the taking of the vote on the merger at the meeting, deliver a written demand for appraisal to SonomaWest. This demand must reasonably inform SonomaWest of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of SonomaWest common stock. Within ten days after the effective time of the merger, the surviving corporation will send notice of the effective time of the merger to each record holder of SonomaWest common stock that has properly elected to demand appraisal of his, her or its shares of SonomaWest common stock.

If the merger is not required to be submitted for approval at a stockholders’ meeting, within ten days after the effective time of the merger, the surviving corporation will send notice of the effective time of the merger and the availability of appraisal rights to each record holder of SonomaWest common stock. To exercise appraisal rights, the record holder of SonomaWest common stock must, within twenty days after the date SonomaWest mails such notice, deliver a written demand for appraisal to SonomaWest. This demand must reasonably inform SonomaWest of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of SonomaWest common stock.

A demand for appraisal must be delivered to: Corporate Secretary, SonomaWest Holdings, Inc., 2064 Highway 116 North, Sebastopol, CA 95472-2662.

Only Record Holders May Demand Appraisal Rights

Only a record holder of SonomaWest common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If shares of SonomaWest common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If shares of SonomaWest common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•
An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•
A holder of record, such as a broker, who holds SonomaWest common stock as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to SonomaWest common stock held for one or more beneficial owners while not exercising these rights for one or more other beneficial owners. In that case, the written demand should set forth the number of shares of SonomaWest common stock covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of SonomaWest common stock standing in the name of the record holder. SonomaWest stockholders who hold their shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their shares of SonomaWest common stock.

Court Petition Must Be Filed

Within 120 days after the effective time of the merger, SonomaWest or any stockholder who has satisfied the foregoing conditions to demand appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of SonomaWest common stock. Neither SAC nor SonomaWest will have any obligation to file such a petition. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.

Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal rights may make a written request to receive from SonomaWest a statement of the total number of shares of SonomaWest common stock with respect to which demands for appraisal have been received and the total number of holders of these shares. SonomaWest will be required to mail these statements within ten days after it receives a written request or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

Appraisal Proceeding by Delaware Court

If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the shares of common stock owned by the stockholders and determine their fair value.

In determining fair value, the court may consider a number of factors including market values of SonomaWest common stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the SonomaWest common stock to the stockholders entitled to appraisal.

The value determined by the court for SonomaWest common stock could be more than, less than, or the same as the merger consideration. The form of the consideration payable as a result of the appraisal proceeding would be cash. The court may determine the costs of the appraisal proceeding and allocate them to the parties as the court determines to be equitable under the circumstances. The court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all of SonomaWest common stock entitled to appraisal.

Effect of Appraisal Demand on Voting and Right To Dividends; Tax Consequences

Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time. We describe above under —Material United States Federal Income Tax Consequences of the Offer and the Merger, the tax consequences to a SonomaWest stockholder who receives cash for his or her shares of SonomaWest common stock.

Loss, Waiver or Withdrawal of Appraisal Rights

Holders of SonomaWest common stock will lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to SonomaWest a written withdrawal of the stockholder’s demand for an appraisal. Any attempt to withdraw a demand for an appraisal that is made more than 60 days after the effective time of the merger requires SonomaWest’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The purchase price paid to such stockholder will be based on the price paid to SonomaWest stockholders in the merger, which will be equal to the offer price.

Dismissal of Appraisal Proceeding

If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

STOCKHOLDERS WHO TENDER SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

“Going-Private” Rules

Because the members of the Stapleton Group are affiliates of SonomaWest, the offer and the merger constitute a “going private” transaction for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning SonomaWest and certain information relating to the fairness of the offer and the merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to the consummation of the merger. The members of the Stapleton Group have provided such information in this Offer to Purchase.

9.	Certain Information Concerning SonomaWest

SonomaWest is a Delaware corporation with its principal executive offices at 2064 Highway 116 North, Sebastopol, CA 95472-2662. The telephone number of SonomaWest’s principal executive offices is (707) 824-2534.

SonomaWest describes itself as follows:

SonomaWest Holdings, Inc., a Delaware corporation (the “Company”), formerly Vacu-dry, was incorporated in 1946 and currently operates as a real estate management and rental company. The Company’s rental operations include two industrial/agricultural properties rented to third parties. The Company’s primary operating revenue is generated from the leasing of its two properties located in Sebastopol, California.

As of the date of this Offer to Purchase, (1) the members of the Stapleton Group do not know whether or not any executive officer, director or affiliate, in each case other than the members of the Stapleton Group, of SonomaWest intends to tender shares of SonomaWest common stock in the offer, (2) none of SonomaWest, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer, and (3) SonomaWest has not made public any appraisal, report or opinion on the fairness of this transaction. Under Rule 14e-2, SonomaWest’s board of directors must state its position with respect to this offer within ten business days of the date of this Offer to Purchase.

Financial Information

The audited financial statements, including the notes thereto, included as Item 8 in SonomaWest’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and the unaudited condensed financial statements, including the notes thereto, included as Item 1 in SonomaWest’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010 are incorporated by reference into this Offer to Purchase.  Copies of those reports and other documents filed by SonomaWest may be examined at or obtained from the SEC in the manner set forth below under —Available Information.

SonomaWest’s ratio of earnings to fixed charges as of June 30, 2010 and June 30, 2009 was 9.9 to 1.0 and 24.5 to 1.0, respectively, and as of December 31, 2010 and December 31, 2009 was 7.7 to 1.0 and 11.1 to 1.0, respectively. SonomaWest’s book value per share as of December 31, 2010 was $0.78. Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders’ equity by the weighted average number of shares of common stock outstanding.

Except as otherwise set forth herein, the information concerning SonomaWest contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. The Stapleton Group has not independently verified the accuracy or completeness of the information contained in such documents and records, and cannot verify any failure by SonomaWest to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Stapleton Group.

Available Information

SonomaWest is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning SonomaWest’s directors and officers, their remuneration, stock options granted to them, the principal holders of SonomaWest’s securities, any material interests of such persons in transactions with SonomaWest and other matters is required to be disclosed in proxy statements distributed to SonomaWest’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549, and can be obtained electronically on the SEC’s website at www.sec.gov.

10.	Certain Information Concerning the Stapleton Group

SAC is a Delaware corporation with its principal executive offices at 135 East Putnam Avenue, Greenwich, CT 06830. The telephone number of SAC’s principal executive offices is (203) 622-1382. SAC was formed for the purpose of facilitating the acquisition of SonomaWest by the individual members of the Stapleton Group. To date, SAC has not carried on any activities other than those related to its formation, the offer and the merger. SAC has minimal assets and liabilities other than certain contractual rights and obligations related to the offer and the merger, including its rights and obligations under the Support Agreement. Upon consummation of the proposed merger, SAC will merge with SonomaWest, with SonomaWest continuing as the surviving corporation.

Each of the individual members of the Stapleton Group, namely Craig R. Stapleton, Dorothy W. Stapleton, Walker R. Stapleton and Wendy S. Reyes, Trustee of Separate Property Trust, have agreed to contribute to SAC all of his or her shares of SonomaWest common stock in exchange for shares of SAC upon the consummation of the offer, pursuant to the terms and conditions set forth in the respective contribution and subscription agreements entered into by each of the foregoing individuals with SAC.

Craig R. Stapleton, the President of SAC, is currently the sole stockholder, sole director and sole executive offer of SAC. Mr. Craig Stapleton is President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors of SonomaWest. Mr. Craig Stapleton is also a Senior Advisor of Stone Point Capital LLC, in Greenwich, Connecticut, and is Lead Director on the Board of Abercrombie and Fitch. He served the United States as Ambassador to France from 2005 to 2009 and as Ambassador to the Czech Republic from 2001 to 2004. Mr. Craig Stapleton is a citizen of the United States. Mr. Craig Stapleton’s business address is c/o Stapleton Acquisition Company, 135 East Putnam Avenue, Greenwich, CT 06830.

Dorothy W. Stapleton, the wife of Mr. Craig Stapleton, is currently and during the past five years has been a homemaker. Mrs. Stapleton is a citizen of the United States. Mrs. Stapleton’s business address is c/o Stapleton Acquisition Company, 135 East Putnam Avenue, Greenwich, CT 06830.

Walker R. Stapleton and Wendy S. Reyes are the children of Mr. and Mrs. Stapleton. Mr. Walker Stapleton is currently Colorado State Treasurer. Mr. Walker Stapleton was President and Chief Executive Officer of SonomaWest from June 2005 to December 2010 and Chief Financial Officer of SonomaWest from October 2005 to December 2010. Mr. Walker Stapleton is a citizen of the United States. The business address for Mr. Walker Stapleton is c/o Stapleton Acquisition Company, 135 East Putnam Avenue, Greenwich, CT 06830.

Wendy S. Reyes is trustee of Separate Property Trust, a California trust for the benefit of Mrs. Reyes. Mrs. Reyes is a citizen of the United States. The business address for Mrs. Reyes is c/o Stapleton Acquisition Company, 135 East Putnam Avenue, Greenwich, CT 06830.

Neither SAC nor any of the individual members of the Stapleton Group has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. SAC has not made any arrangements in connection with the offer to provide holders of SonomaWest common stock access to its corporate files or to obtain counsel or appraisal services at its expense.

11.	Source and Amount of Funds

SAC estimates that the total amount of funds required to purchase all of the outstanding shares of SonomaWest common stock (other than those already owned by the Stapleton Group) pursuant to the offer and the merger and to pay related fees and expenses will be approximately $6.8 million (not including approximately $57,600 to be paid in respect of the cancellation of vested options to purchase shares of SonomaWest common stock). SAC will receive funds to pay this amount through a loan from Craig R. Stapleton, who in turn will borrow funds to finance the loan to SAC through his personal line of credit with Wachovia.

SAC believes that the financial condition of SAC is not material to a decision by a holder of SonomaWest shares whether to tender such shares in the offer because (i) cash is the only consideration that will be paid to the holders of SonomaWest common stock in connection with the offer and the merger, (ii) SAC is offering to purchase all of the outstanding SonomaWest shares in the offer, (iii) the offer is not subject to any financing contingencies and (iv) SAC will have available to it sufficient cash to make payment of the amount of cash consideration payable to holders of SonomaWest common stock in the offer and the merger.

12.	Conditions to the Offer

Notwithstanding any other provision of the offer, SAC shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any shares of SonomaWest common stock, may postpone the acceptance for payment or payment for tendered shares, and may, in its sole discretion, terminate or amend the offer as to any shares not then paid for if (i) at the expiration of the offer, the minimum condition has not been satisfied or (ii) on or after April 1, 2011, and at or prior to the expiration of the offer, any of the following events shall occur:

(a)
there shall be instituted any action, proceeding or application by any U.S. or non-U.S. court, government or governmental authority or other U.S. or non-U.S. regulatory or administrative agency or commission (each, a “Governmental Entity”) which, directly or indirectly (i) challenges the acquisition by SAC of the shares of SonomaWest common stock, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the offer or the merger or seeks to obtain any material damages as a result of, or otherwise adversely affects, the offer or the merger, (ii) seeks to prohibit or impose material limitations on SAC’s acquisition, ownership or operation of all or any material portion of SonomaWest’s business or assets (including the business or assets of its affiliates), or of all or any of the shares of SonomaWest common stock (including, without limitation, the right to vote the shares purchased by SAC, on an equal basis with all other shares, on all matters presented to the stockholders of SonomaWest), or seeks to compel SAC to dispose of or hold separate all or any material portion of SonomaWest’s business or assets (including the business or assets of its affiliates) as a result of the offer or the merger, (iii) reasonably would be expected to have a material adverse effect (as defined below) or (iv) seeks to impose any condition to the offer or the merger that is materially burdensome to SAC; or

(b)
there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly (i) restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the offer or the merger or awards material damages as a result of, or otherwise adversely affects, the offer or the merger, (ii) prohibits or imposes material limitations on SAC’s acquisition, ownership or operation of all or any material portion of SonomaWest’s business or assets (including the business or assets of its affiliates), or of all or any of the shares of SonomaWest common stock (including, without limitation, the right to vote the shares purchased by SAC, on an equal basis with all other shares, on all matters presented to the stockholders of SonomaWest), or compels SAC to dispose of or hold separate all or any material portion of SonomaWest’s business or assets (including the business or assets of its affiliates) as a result of the offer or the merger, (iii) reasonably would be expected to have a material adverse effect or (iv) imposes any condition to the offer or the merger that is materially burdensome to SAC; or

(c)
any statute, including without limitation any state anti-takeover statute, or any rule, decree, regulation, order or injunction, shall be enacted, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable directly or indirectly to the offer or the merger that would, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; or

(d)	there shall have occurred a material adverse effect; or

(e)
there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, terrorist attack, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation by any Governmental Entity that materially adversely affects the extension of credit generally by banks or other lending institutions that regularly participate in the United States market in loans, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(f)
SonomaWest shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on March 30, 2011 or otherwise in connection with existing equity compensation programs or retirement plans) of any class (including without limitation the common stock) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of SonomaWest, (B) any other securities in respect of, in lieu of or in substitution for shares outstanding on March 30, 2011 or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding shares of SonomaWest common stock or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any shares of SonomaWest common stock or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of SonomaWest that would reasonably be expected to have a material adverse effect; or

(g)
SonomaWest shall have amended or proposed or authorized any amendment to its certificate of incorporation or bylaws or similar organizational documents or SAC shall have learned that SonomaWest shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by SonomaWest and also set forth in filings with the SEC; or

(h)
a tender or exchange offer for some portion or all of the outstanding shares of SonomaWest common stock shall have been commenced or publicly proposed to be made by another person (including SonomaWest) or any person shall have made a public announcement reflecting an intent to acquire SonomaWest or assets or securities of SonomaWest; or

(i)
SonomaWest and SAC shall have reached an agreement or understanding that the offer be terminated or amended or SAC (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire SonomaWest by merger or similar business combination, or to purchase shares of common stock or assets of SonomaWest; or

(j)
SonomaWest shall have (i) granted to any person proposing a merger or other business combination with or involving SonomaWest or any of its subsidiaries or the purchase of securities or assets of SonomaWest or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any shares of SonomaWest common stock or other securities, assets or business of SonomaWest) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(k)
SAC shall have become aware that (i) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the offer or the merger under any law, regulation, order or contract binding on SonomaWest or any of its affiliates, (ii) any of the applicable consents, waivers or approvals have not been obtained and (iii) the failure to obtain such consents, waivers or approvals would reasonably be expected to have a material adverse effect; or

(l)
SonomaWest shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the offer or any subsequent business combination, which in the reasonable judgment in each case of SAC with respect to each and every matter referred to above makes it inadvisable to proceed with the offer or with such acceptance for payment or payment. As used herein, “material adverse effect” means any change (or any condition, event or development involving a prospective change) that, individually or in the aggregate with any such other change, has had or reasonably would be expected to have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of SonomaWest.

The foregoing conditions are for the sole benefit of SAC and may be asserted or waived by SAC (other than the minimum condition, which may not be waived) in whole or in part at any time and from time to time in its sole discretion at or prior to the expiration of the offer (other than those involving the receipt of any requisite governmental approvals). The determination as to whether any condition has been satisfied shall be in the reasonable judgment of SAC and, subject to applicable law, will be final and binding on all parties. The failure by SAC at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, subject to the foregoing, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If SAC waives a condition with respect to the tender of any share of SonomaWest common stock, it will waive the condition with respect to the tender of all shares of SonomaWest common stock.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the offer may, in certain circumstances, be extended in connection with any such change or waiver.

13.	Effect of SonomaWest Dividends and Distributions

If, on or after the date hereof, SonomaWest should declare or pay any cash dividend on the SonomaWest common stock or other distribution on the SonomaWest common stock, or issue with respect to the SonomaWest common stock any additional shares of SonomaWest common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the shares purchased pursuant to the offer to SAC or its nominee or transferee on SonomaWest’s stock transfer records, then, subject to the provisions of —Conditions to the Offer above, (1) the offer price and other terms of the offer will be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of SAC and will be required to be promptly remitted and transferred by each tendering stockholder to the depositary for the account of SAC, accompanied by appropriate documentation of transfer or (b) at the direction of SAC, be exercised for the benefit of SAC, in which case the proceeds of such exercise will promptly be remitted to SAC. Pending such remittance and subject to applicable law, SAC will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by SAC in its sole discretion.

If, on or after the date hereof, SonomaWest should (1) split, combine or otherwise change the shares of SonomaWest common stock or its capitalization, (2) acquire currently outstanding shares of SonomaWest common stock or otherwise cause a reduction in the number of outstanding shares or (3) issue or sell additional shares of SonomaWest common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options to acquire any of the foregoing, other than shares of SonomaWest common stock issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions set forth in —Conditions to the Offer above, SAC, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the offer, including, without limitation, the number or type of securities offered to be purchased.

14.	Certain Legal Matters; Regulatory Approvals

General. The members of the Stapleton Group are not aware of any pending legal proceeding relating to the offer. Except as otherwise disclosed herein, the members of the Stapleton Group are not aware of any licenses or other regulatory permits which appear to be material to the business of SonomaWest and which might be adversely affected by the acquisition of shares of SonomaWest common stock by SAC pursuant to the offer or the merger or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of shares of SonomaWest common stock by SAC pursuant to the offer or the merger. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to SonomaWest’s business or that certain parts of SonomaWest’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause SAC to elect to terminate the offer without the purchase of the shares of SonomaWest common stock thereunder. SAC’s obligation under the offer to accept for payment and pay for shares of SonomaWest common stock is subject to certain conditions. See —Conditions to the Offer above.

Antitrust Compliance. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the offer and the merger are not reportable transactions under the HSR Act because neither the size of the transactions nor the sizes of SonomaWest’s net sales or total assets meet the applicable jurisdictional thresholds.

Federal Reserve Board Regulations. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock if such credit is secured directly or indirectly by margin stock. SAC is funding the acquisition of the shares of SonomaWest common stock through a loan from Craig R. Stapleton through his personal line of credit with Wachovia. We do not expect that the loan from Mr. Craig Stapleton to SAC or the loan from Wachovia to Mr. Craig Stapleton will be secured directly or indirectly by margin stock. The margin regulations are thus inapplicable.

Section 203 of the DGCL. SonomaWest is incorporated under the laws of the State of Delaware. Generally, Section 203 of the DGCL (“Section 203”) prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person becomes an interested stockholder unless, among other exceptions, the board of directors of the corporation approves the business combination prior to the time the person becomes an interested stockholder. Because Section 203 provides that the foregoing restrictions will not apply if a corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203, and because SonomaWest’s certificate of incorporation contains such a provision, we do not believe that Section 203 would prevent SAC from consummating the offer or the merger.

State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive officers or principal places of business therein. SAC does not believe that any state takeover laws purport to apply to the offer or the merger. Accordingly, SAC has not taken any action to comply with any state takeover statute or regulation. SAC reserves the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the merger, and nothing in this Offer to Purchase or any action taken in connection with the offer or the merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the offer or the merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the merger, SAC might be required to file certain information with, or to receive approvals from, the relevant state authorities, and SAC might be unable to accept for payment or pay for shares of SonomaWest common stock tendered pursuant to the offer, or be delayed in consummating the offer or the merger. In such case, SAC may not be obliged to accept for payment or pay for any shares of SonomaWest common stock tendered pursuant to the offer. See —Conditions to the Offer above.

15.	Fees and Expenses

SAC has retained Morrow & Co., LLC to act as the information agent for the offer and Continental Stock Transfer & Trust Company to serve as the depositary for the offer. Each of the information agent and the depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

The information agent may contact holders of SonomaWest common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of SonomaWest common stock.

SAC will not pay any fees or commissions to any broker or dealer or other person (other than to the depositary, to the information agent and in the event that the laws of one or more jurisdictions require the offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of SonomaWest shares in connection with the offer. Upon request, SAC will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The following table presents the estimated fees and expenses to be incurred by SAC in connection with the offer and the merger:

SEC Registration Fee	$757.27
Printing and Mailing Expenses	10,000.00
Advertising Expenses	12,000.00
Legal Fees and Expenses	200,000.00
Information Agent	10,000.00
Depositary and Paying Agent	15,000.00
Miscellaneous Expenses	10,000.00
Total	$257,757.27

16.           Miscellaneous

The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of SonomaWest shares in any jurisdiction in which the making of the offer or the acceptance of the offer would not be in compliance with the laws of such jurisdiction. SAC is not aware of any jurisdiction in which the making of the offer or the acceptance of the offer would not be in compliance with the laws of such jurisdiction. To the extent that SAC becomes aware of any state law that would limit the class of offerees in the offer, SAC may amend, in its discretion, the offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the offer to provide adequate dissemination of such information to holders of SonomaWest shares prior to the expiration of the offer. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of SAC by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by SAC.

No person has been authorized to give any information or to make any representation on behalf of SAC that is not contained in this Offer to Purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

SAC has filed with the SEC a combined Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act and Transaction Statement on Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the offer, and may file amendments to such document. In addition, SonomaWest is required to file with the SEC, within ten business days from the date of this Offer to Purchase, a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the offer and the reasons for such recommendation and furnishing certain additional information with respect to the offer.

STAPLETON ACQUISITION COMPANY

April 1, 2011

SCHEDULE A

SECTION 262 APPRAISAL RIGHTS

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The letter of transmittal, certificates for SonomaWest shares and any other required documents should be sent or delivered by each stockholder of SonomaWest or such stockholder’s broker, dealer, bank, trust company or other nominee to the depositary at its address set forth below.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail, Courier or Hand Delivery:
Continental Stock Transfer & Trust Company
Attn: Reorganization Dept.
17 Battery Place, 8th Floor
New York, NY 10004

By Facsimile Transmission:
(For Eligible Institutions Only)
(212) 616-7610

Telephone No. for Facsimile Transmission Confirmation Only:
(212) 509-4000 (Ext. 536)

Questions regarding the offer, and requests for assistance in connection with the offer, may be directed to the information agent at the address, telephone numbers and email address listed below. Additional copies of this Offer to Purchase, the letter of transmittal, the notice of guaranteed delivery or any other materials related to the offer may be obtained from the information agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:
Morrow & Co., LLC
470 West Avenue – 3rd Floor
Stamford, CT 06902

Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders Call Toll Free: (888) 813-7566
Email: swhi.info@morrowco.com